    As filed with the Securities and Exchange Commission on October 4, 2001
                                                     Registration No. 333-64430
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                            MoliChem Medicines, Inc.
                 (Name of small business issuer in its charter)


                               ------------------



            Delaware                             2830                      33-0820923
 (State or other jurisdiction of     (Primary Standard Industrial        (IRS Employer
 incorporation or organization)       Classification Code Number)     Identification No.)



                                                                                           Luis Molina, Ph.D.
                                                                                  President and Chief Executive Officer
              MoliChem Medicines, Inc.                                                  MoliChem Medicines, Inc.
             100 Europa Drive, Suite 421                                               100 Europa Drive, Suite 421
          Chapel Hill, North Carolina 27514                                         Chapel Hill, North Carolina 27514
                   (919) 960-0217                                                            (919) 960-0217

(Address, including zip code, and telephone number, including         (Name, address, including zip code, and telephone number,
area code, of registrant's principal executive offices)                        including area code, of agent for service)



                               ------------------


   Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            Adam S. Gottbetter, Esq.
                             Leslie A. Martey, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-6900

                               ------------------

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed          Proposed Maximum
   Title of Each Class of Securities         Amount to be     Maximum Offering          Aggregate          Amount of
            Being Registered                Registered (1)   Price Per Share (2)   Offering Price (2)   Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share      9,482,530             $2.20            $20,861,566        $4,978.33 (3)
----------------------------------------  ------------------ -------------------  --------------------- ----------------



(1) Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.
(2) Offering price per share is based on the average of the high and low price of the common stock on September 21, 2001 pursuant to Rule 457(c).
(3) Previously paid with initial filing of the registration statement on July 2, 2001.



                               ------------------


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION DATED _______, 2001

                                                                     PROSPECTUS

                            MoliChem Medicines, Inc.


                        9,482,530 Shares of Common Stock
                           ---------------------------




         This prospectus relates to the sale of 9,482,530 shares of our common stock by the selling stockholders named on page 54. The selling stockholders are deemed to be underwriters of the shares of common stock which they are offering.

         We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any options and warrants that may be exercised by the selling stockholders.

         Our common stock is traded on the Pink Sheets under the symbol "MLCM".


                           ---------------------------


Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 5.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                           ---------------------------


                 The date of this Prospectus is __________, 2001

                           ---------------------------

                                TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
SUMMARY  ..............................................................................1

RISK FACTORS...........................................................................5
         Risks Related to Our Business.................................................5
         Risks Related to Operating in Our Industry...................................12
         Risks Related to This Offering...............................................16

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................18

USE OF PROCEEDS.......................................................................19

DIVIDEND POLICY.......................................................................19

CAPITALIZATION........................................................................19

BUSINESS .............................................................................29

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..........................42

EXECUTIVE COMPENSATION................................................................45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................50

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..............................51

DESCRIPTION OF SECURITIES.............................................................51

SELLING STOCKHOLDERS..................................................................53

PLAN OF DISTRIBUTION..................................................................55

EXPERTS  .............................................................................56

LEGAL MATTERS.........................................................................56

WHERE YOU CAN FIND ADDITIONAL INFORMATION.............................................59

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...........................................F-1


         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus.

                                     Summary


         This summary highlights the key information contained in this Prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire Prospectus carefully, including the section entitled "Risk Factors".


                                 Our Background


         MoliChem Medicines, Inc. was incorporated in the state of Delaware on July 20, 1998 under the name of Cortez Development, Ltd.; its name was changed to MoliChem Medicines, Inc. on February 21, 2001.

         On January 19, 2001, MoliChem Medicines acquired 100% of MoliChem R&D, Inc., a pharmaceutical research company that develops products for the treatment of various respiratory diseases. MoliChem R&D was incorporated in the state of North Carolina on December 21, 1995 under the name of MoliChem Medicines, Inc.; its name was changed to MoliChem R&D, Inc. on April 6, 2001. MoliChem R&D has experienced operating losses since 1996. It currently has no marketable products and operates in a highly competitive market.

         MoliChem Medicines has had no operations or revenues since its inception and, since this acquisition, MoliChem Medicines has been a holding company only and all of its active business has been conducted by MoliChem R&D. MoliChem Medicines has no present plans for conducting any business activities except through MoliChem R&D or for acquiring any other business entity. MoliChem R&D's losses have resulted principally from research and development costs relating to the development of our product candidates and general and administrative costs relating to our operations.

         The terms "we", "us", "our", and similar terms refer to MoliChem Medicines and MoliChem R&D unless the context requires otherwise.


                                  Our Business


         We are an early stage pharmaceutical company focused on the discovery, development, and marketing of pharmaceutical products for the treatment of respiratory diseases. The pharmaceutical industry is highly competitive and subject to significant and rapid technological change. Several other pharmaceutical companies are actively engaged in research and development in areas related to our product candidates. We currently do not have any products on the market. All of our product candidates are in the early stages of development. We expect to market our first product candidate, subject to obtaining all necessary regulatory approvals, in 2005. All of our business operations are conducted by MoliChem R&D.

         Our lead product candidate, Moli1901 (commonly known as Duramycin), is intended for the treatment of mucus plugging in airways. This condition is present in many diseases in which the respiratory system airways are obstructed, frequently referred to as obstructive respiratory diseases. Among the causes of these diseases is the inability of the tissues in the airways, including the lungs, to maintain proper liquidity of the mucus so that it can be cleared through normal respiratory system functions. Moli1901 corrects the cause of the creation of mucus plugs by activating an alternative pathway for chloride and water transport through the cells lining the airways to facilitate proper hydration of the mucus.

         The chronic formation of mucus plugs caused by abnormal chloride and water transport causes the lung disease cystic fibrosis. Moli1901 is currently in Phase I clinical trials, where it has shown significant mobilization of chloride in the cells lining the nasal passages, referred to as the nasal epithelium, and has been well tolerated by the patients. We plan to initiate a Phase II trial during the second quarter of 2002.

         Our secondary product candidates are several iron binding agents such as Moli56A (commonly known as DTPA iron (III)) and Moli56B (commonly known as Ferrioxamine B). These product candidates are also covered under our patents, and are indicated for use in conditions that present overproduction of free radicals. Treatment opportunities may include septic shock, pneumonia, or the reversal of nitric oxide over-production associated with the use of proteins involved in the body's immune response system.

         The third area of focus is the creation of a library of compounds similar to Moli1901 with diverse therapeutic potential in treating respiratory malfunctions with antibiotics. The structure of Moli1901 offers great potential for the creation of chemical diversity as a member of the family of compounds known as lantibiotics. Lantibiotics are compounds similar, at the molecular level, to Moli1901 that also have antibiotic properties and contain an unusual amino acid known as lantionine. Thus, the Company intends to create a library of lantibiotic compounds with diverse therapeutic potential in treating respiratory infection with antibiotics.


                                  Our Strategy

         Our primary objective is to be a leader in the development and commercialization of pharmaceutical products for the treatment of respiratory diseases within and, eventually, outside the hospital setting. To accomplish our objective, we are pursuing the following strategies:


         o to develop and commercialize Moli1901 by collaborating with InterMune, Inc., pursuant to our development and commercialization agreement with InterMune, which includes a license of Moli1901 for all indications to InterMune;

         o to in-license other compounds and products with demonstrated potential;


         o to exploit our internal discovery platform to expand our product portfolio;

         o   to acquire other businesses that can accelerate our development;

         o to target our future sales force on the North American hospital and out-patient market; and

         o   to exploit other compounds to which we currently have the rights.

                                   Our Office


         Our principal executive office is located at 100 Europa Drive, Suite 421, Chapel Hill, North Carolina 27514. Our telephone number is (919) 960-0217. Our web site is http://www.molichem.com. We do not intend for the information found on our web site to be a part of this Prospectus.


                                  The Offering


Shares offered by the selling stockholders...........   9,482,530 shares of common stock

Common stock currently outstanding...................   17,679,287 shares

Common stock outstanding after the offering..........   20,448,535 shares of which 1,769,248 shares
                                                        represent unexercised options and 1,000,000
                                                        shares represent unexercised warrants

Use of proceeds......................................   The selling stockholders will receive the proceeds
                                                        from the resale of the shares offered by them.
                                                        We will receive and use the net proceeds from the
                                                        selling stockholders' exercise of options and
                                                        warrants for general corporate and working
                                                        capital purposes.

Current Pink Sheets symbol...........................   MLCM

Proposed OTC Bulletin Board symbol...................   MLCM

                          Summary Financial Information



                                               Three Months Ended           Six Months Ended               Years Ended
                                                     June 30                    June 30                    -----------
                                                     -------                    -------                    December 31
                                                  [unaudited]                  [unaudited]                 -----------
                                              2001           2000          2001           2000          2000           1999
                                              ----           ----          ----           ----          ----           ----
Statement of Income Data:
Net revenues                            $  1,520,045    $  334,647   $  1,658,828    $  632,098   $   759,575    $   401,250
Income (loss) from operations               (173,915)      157,737       (278,818)      176,844       (36,431)      (118,587)
Net income (loss)                            (65,678)      155,125       (153,400)      171,042       (48,091)      (133,279)
Net Income (loss) per share -
basic                                   $    (0.0037)   $   0.0183   $    (0.0091)   $   0.0202   $   (0.0057)   $   (0.0157)
Weighted average shares - basic           17,674,557     8,469,486     16,807,865     8,469,486     8,469,486      8,468,189
Net Income (Loss) per share -
diluted                                 $    (0.0037)   $   0.0180   $    (0.0091)   $   0.0199   $   (0.0057)   $   (0.0157)
Weighted average shares - diluted         17,674,557     8,600,734     16,807,865     8,600,734     8,469,486      8,468,189


                                          As of June 30, 2001         As of December 31, 2000
                                          -------------------         -----------------------
                                              [unaudited]

Cash                                           $2,378,446                   $   65,908
Working capital                                 1,979,107                     (122,689)
Total Assets                                    2,762,160                       77,713
Debt and leases, long-term portion                  -                          106,534
Total stockholders' equity                     $2,357,919                    $(222,221)

                                  RISK FACTORS


         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase our shares. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Related to Our Business

         If we are unable to develop and successfully commercialize our product candidates, we may never generate significant revenues or become profitable. You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in the early stages of development, and only one is in human clinical trials overseen by the U.S. Food and Drug Administration. To date, we have not commercialized any products or recognized any revenue from product sales. We will require significant additional investment in research and development, preclinical laboratory testing and human clinical trials, regulatory approval, and sales and marketing activities. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

         Although we have reported increases in revenue during 2001, we expect to continue to incur losses for the foreseeable future and may never achieve profitability in future periods. We expect to incur substantial and increasing losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, and charges related to purchases of technology, equipment, or other assets. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases in our research and development efforts and their costs, the execution or termination of collaborative arrangements, the initiation, success, or failure of clinical trials, or other factors.

         We have incurred net losses since 1996. Our net losses were approximately $56,000 in 1996 with revenues of $50,000, $141,000 in 1997 with revenues of $65,000, $66,000 in 1998 with revenues of $110,000, $133,000 in 1999 with revenues of $401,000, and $48,000 in 2000 with revenues of $760,000. For the six-month period ended June 30, 2001, we reported a net loss of approximately $153,400 with revenues of approximately $1,659,000. Of the revenue for this six-month period, $1,500,000 was from an up front, nonrefundable payment we received from InterMune, Inc. in connection with our development and commercialization agreement with InterMune dated May 11, 2001 ($50,000 of this up front payment was paid to us in November 2000 and was recognized as revenue in 2001 in accordance with generally accepted accounting rules.) The balance of the revenues received during this six-month period (approximately $159,000) was received under grants from the Cystic Fibrosis Foundation and the Small Business Innovation Research Program. The agreement with InterMune is our only collaborative arrangement and provides for additional payments to us upon our achievement of certain milestones. The milestone payments potentially due us total $5,000,000 for each product if such milestones are achieved for each product. The agreement with InterMune also requires InterMune to reimburse us for half of certain costs of development and commercialization of Moli1901 (commonly known as Duramycin). The receipt of these revenues in the future is subject to our achievement of the milestones and performance by both parties of their respective responsibilities under the agreement. These responsibilities include our payment of half of the costs of development and commercialization. If we are unable to maintain these costs, this agreement could be terminated by InterMune. We have not achieved any of the milestones set forth in this agreement and do not expect to achieve the first milestone for at least another 18 months. Potential revenues under the agreement with InterMune are currently our largest identified source of revenue. No assurance can be provided that any revenue other than the up front payment will be received by us under this agreement because we may never achieve any of the milestones. Revenue and operating results for the first six months of 2001 should not be considered to be representative of operating results of future periods because of the one time, up front $1,500,000 payment from InterMune.

         If we cannot enter into new licensing or assignment arrangements, our future product portfolio could be adversely affected. An important component of our business strategy is in-licensing and acquiring drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. Competition for promising compounds can be intense. If we are not able to identify future licensing opportunities or enter into future licensing arrangements on acceptable terms, our future product portfolio could be adversely affected. We currently have one license agreement with the University of North Carolina and two assignments from GlaxoSmithKline PLC. We are not currently in discussions for any additional licensing or assignment arrangements.


         If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could cause our stock price to decline. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate, through preclinical laboratory testing and human clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process.

         Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

        o    lack of evidence of efficacy during the clinical trials;

        o    unforeseen safety issues;

        o    slower than expected rate of patient recruitment;

        o    government or regulatory delays;

        o    inability to adequately follow-up on patients after treatment;


        o    inability to finance clinical trials; and


        o inability to manufacture sufficient quantities of product candidates for use in clinical trials.

         The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new drugs have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit, or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many other factors, including perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development.


         As of September 21, 2001, our principal product candidate, Moli1901, was in Phase I clinical trials. Volunteer follow-up for these clinical trials has been limited and more trials will be required before we will be able to apply for regulatory approvals. Clinical trials conducted by us or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for Moli1901 or any other potential product candidates. This failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates. Our other product candidates are presently in preclinical development, and we have not submitted the necessary investigational new drug applications with the U.S. Food and Drug Administration to commence clinical trials involving these compounds. Our preclinical development efforts may not be successfully completed, and as a result, we may not file further investigational new drug applications. Any delays in, or terminations of, our clinical trials will materially and adversely affect our development and commercialization timelines, which would cause our stock price to decline. Any of these events would also seriously impede our ability to obtain additional financing.

         Development and commercialization timelines for our current product candidates are as follows:

         Moli1901: It is anticipated that Phase I clinical studies for Moli1901 will be completed during the first quarter of 2002. Phase II clinical studies are planned to begin during the second quarter of 2002 and are expected to be completed by the end of the second quarter of 2003. Following regulatory approval to proceed, Phase III clinical trials are expected to begin by the third quarter of 2003 and conclude during the third quarter of 2004. Submission of a new drug application to the FDA is planned for the third quarter of 2004. We anticipate initial sales of Moli1901 during the second quarter of 2005.

         Moli56A: Pre-clinical studies for Moli56A are planned to begin during the first quarter of 2002. We anticipate filing of an investigational new drug application for Moli56A with the FDA during the second quarter of 2002. Phase I clinical studies are also expected to begin during the second quarter of 2002. Phase I and Phase II clinical studies are planned to be conducted through mid-2003, with Phase III studies expected to begin during the first quarter of 2004. We anticipate initial sales of Moli56A during mid-2005.

         Through June 30, 2001, we have incurred approximately $878,000 in costs related to clinical trials.


         If our third party clinical trial managers do not perform, clinical trials for our product candidates may be delayed or unsuccessful. We rely on third parties, including our collaborative partners, clinical research organizations, and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or failing to complete, these trials if they fail to perform under the terms of our agreements with them.


         We have agreements with The Johns Hopkins Hospital and Childrens Hospital Boston to perform clinical trials at those centers. We recently experienced a delay in the completion of the trial at The Johns

Hopkins Hospital because the Office of Human Research Protection at the U.S. Department of Health and Human Services ceased all clinical trial activities at this facility as a result of instances of documentation noncompliance not related to our clinical trial. Our trial was recently allowed to resume. The cost of this delay has not been material because of the relatively small size of the trial.

         The cost of delays or failures to properly perform a future clinical trial is difficult to quantify. Additional costs could be caused by the need to repeat all or a portion of a trial, and lost revenues resulting from delays in obtaining approval from the FDA to sell our potential products. The magnitude of that cost would most likely depend on the length of the delay and the stage of development of the drug.


         If our products are not accepted by the market, we are not likely to generate significant revenues or become profitable. Even if we obtain regulatory approval to market a product, our products may not gain market acceptance among physicians, patients, healthcare payors, and the medical community at large. The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:

        o    demonstration of clinical efficacy and safety;

        o    cost-effectiveness;

        o    potential advantages over alternative therapies;

        o    reimbursement policies of governmental and third-party payors; and

        o    effectiveness of our marketing and distribution capabilities.

         Physicians will not recommend therapies using our products until clinical data or other factors demonstrate their safety and efficacy as compared with other drugs or treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain indications. For example, many antibiotic or antifungal products are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients; Moli1901 is anticipated to be an inhaled "ready to use" aerosol, making it more likely to be utilized to greater benefit. However, our product candidates, if successfully developed, will still compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors, and the medical community may not accept and utilize any product candidates that we or our collaborative partners develop. If our products do not achieve significant market acceptance, we are not likely to generate significant revenues or become profitable. See "Our Product."


         If we are unable to attract and retain key employees and consultants, we will be unable to develop and commercialize our products. We are highly dependent on the principal members of our scientific and management staff. In addition, to date we have depended on third parties to perform significant management functions. In order to pursue our product development, marketing, and commercialization plans, we will need to hire personnel with experience in clinical testing, government regulation, manufacturing, marketing, and finance. We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among high technology enterprises, including biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we lose any of these persons, or are unable to attract and retain other qualified personnel, our business, financial condition, and results of operations may be materially and adversely affected.

         During the past year, we have continued to retain MoliChem R&D's founders with employment agreements that have initial terms expiring December 31, 2003. These employees are critical to our success because of their scientific knowledge related to our product candidates, their experience in bringing our product candidates to their current stage of development, their relationship with the Cystic Fibrosis Foundation and the centers where our research has been conducted, and their knowledge of drug development.

         We have experienced no attrition in our employees during the last year. We have hired a full-time office manager, a research coordinator, a chief medical officer and a chief business officer, who also serves as Chairman of our Board of Directors.

         We have depended upon Pless and Pless, PA, Certified Public Accountants, to maintain our accounting records and to administer our financial functions. We continue to rely on Pless and Pless for maintaining accounting records. We recently contracted with an experienced chief financial officer for financial management services. Our chief business officer also provides us with business and financial strategies. We are, therefore, less dependent on Pless and Pless for financial management.

         In addition, we rely on members of our scientific advisory board and other consultants to assist us in formulating our research and development strategy. All of our consultants and the members of our scientific advisory board are employed by other entities. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us. If we lose the services of these advisors, the achievement of our development objectives may be impeded. Such impediments may materially and adversely affect our business, financial condition, and results of operations. In addition, except for work performed specifically for and at our direction, the inventions or processes discovered by our scientific advisory board members and other consultants will not become our intellectual property, but will be the intellectual property of the individuals or their institutions. If we desire to utilize these inventions, we will be required to obtain appropriate licenses from the owners. We cannot assure you that we will be able to obtain such licenses.

         If our third-party manufacturer fails to deliver Moli1901, clinical trials and commercialization of this product candidate could be delayed. We do not have any manufacturing facilities and anticipate that we will rely on third parties to manufacture our product candidates and products indefinitely. Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA regulations, production costs, and development of advanced manufacturing techniques and process controls.

         We have a contract with Apotex Fermentation, Inc. to manufacture Moli1901. Apotex Fermentation has a limited number of facilities in which Moli1901 can be produced and has limited experience in manufacturing Moli1901 in quantities sufficient for conducting clinical trials or for commercialization. Apotex Fermentation may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market Moli1901. If Apotex Fermentation fails to deliver the required quantities of Moli1901 for clinical use on a timely basis and at commercially reasonable prices, and we fail to find replacement manufacturers or to develop our own manufacturing capabilities, clinical trials involving, or commercialization of, Moli1901 could be delayed.

         Our contract with Apotex Fermentation may be canceled by us after Apotex Fermentation completes any of the production milestones set forth in the agreement. Apotex Fermentation may cancel this agreement if it determines that it is unable to manufacture Moli1901 in accordance with our specifications. This agreement may also be cancelled by either party if the other party:

         o becomes insolvent, discontinues business, or files a petition of bankruptcy or is adjudged a bankrupt;

         o discloses confidential information about the other party for any purpose not covered by the manufacturing agreement; or

         o breaches the terms of the contract and does not remedy such breach within ten days after being notified of the breach by the other party.

         If our agreement with Apotex Fermentation were to be cancelled, we are aware of, but have made no contact with, a number of other companies that could manufacture Moli1901 for us.

         If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, we would not be able to commercialize our products and we would not become profitable. Our activities are currently focused on the development of our product candidates. Before we are able to sell any pharmaceutical product we must successfully complete clinical trials and obtain FDA approval to sell that product. Although we have not submitted any applications to the FDA for approval to sell a product, and currently have no products on the market, we anticipate filing applications with the FDA for Moli1901 in 2004 and Moli56A in 2005 and obtaining approval from the FDA to sell them during 2005. Our ability to become profitable in the future will depend on our ability to successfully market our product candidates, once they are approved for sale. We currently have no sales and marketing infrastructure and have no experience in direct marketing, sales or distribution. Our future profitability will depend, in part, on our ability to develop a direct sales and marketing force to sell our products to our customers. We may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we must substantially expand our marketing and sales force in order to achieve commercial success for certain products, and compete with other companies that have experienced and well-funded marketing and sales operations. We will rely on the marketing and commercialization capability of InterMune for the commercialization of Moli1901. If InterMune fails to effectively market our products, it will impair our ability to commercialize Moli1901.

         We have no committed sources of additional capital; if circumstances require us to obtain additional funding, we may be forced to delay or curtail the development of our product candidates. Our requirements for additional capital may be substantial and will depend on many factors, some of which are beyond our control, including:

         o payments received or made under present and possible future collaborative agreements;


         o continued progress of our research and development of our product candidates;


         o costs associated with protecting our patents and other intellectual property rights;


         o    development of marketing and sales capabilities;

         o    market acceptance of our products; and

         o economic conditions and conditions in the capital markets generally.


         We estimate that our current cash balances will be sufficient to fund our operations for the next twelve months. During the three months ended June 30, 2001, exclusive of the one time payment from InterMune, our activities used approximately $480,000 of cash resources. The total cost of developing our products will require significantly more resources than we currently have. This will require us to obtain additional funding, which we plan to secure in the form of equity capital.


         We cannot assure that funds will be available on favorable terms, if at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our stockholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow's being dedicated to the payment of principal and interest on such indebtedness. This could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms. Our inability to raise capital would have a material adverse effect on our business, financial condition and results of operations.


         If we fail to manage our growth, our business could be harmed. Our business plan contemplates a period of rapid and substantial growth that will place a strain on our administrative and operational infrastructure. Prior to the acquisition of MoliChem R&D by MoliChem Medicines in January 2001, MoliChem Medicines' management was dependent on third parties. Since such acquisition, the executives of MoliChem R&D became the management of MoliChem Medicines and MoliChem R&D. During 2001, we have hired a chief business officer and chief medical officer who are experienced in drug development and managing pharmaceutical companies. However, while the chief business officer has substantial experience in managing pharmaceutical companies, as a group, management has limited experience and our management infrastructure is correspondingly limited. Our ability to effectively manage our operations and growth requires us to expand and improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may not successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Risks Related to Operating in Our Industry


         If we do not compete successfully in the development and commercialization of product candidates and keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position. The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies, including Genentech, Inc., Eli Lilly and Company, PathoGenesis Corporation, Inspire Pharmaceuticals, Inc., SciClone Pharmaceuticals, Inc., that are actively engaged in research and development in areas related to our product candidates. Some of these companies have commenced clinical trials or have successfully commercialized their products. Many of these companies are addressing the same diseases and disease indications as we or our collaborative partners are.


         Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have significantly greater experience than we do in:

         o    developing products;

         o    undertaking preclinical testing and human clinical trials;

         o    obtaining FDA and other regulatory approvals of products; and

         o    manufacturing, marketing, and distribution of products.

         Developments by others may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses of proprietary technology. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than ours.

         If our intellectual property rights do not adequately protect our product candidates, others could compete against us more directly, which would hurt our profitability. Our success depends in part on our ability to:

         o    obtain patents or rights to patents;

         o    protect trade secrets;

         o    operate without infringing upon the proprietary rights of others;
              and

         o    prevent others from infringing on our proprietary rights.

         We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent position of biopharmaceutical companies involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.


         We have five patents issued in the United States and one patent issued in Australia that cover various methods of treatment using Moli1901. These patents expire at various times from 2013 to 2015. We have submitted patent applications covering methods of treatment using Moli1901 in Canada, Japan, and Europe.

         We have a patent covering the use of Moli56B for the treatment of septic shock in each of France, Germany, Switzerland and Great Britain, all of which expire in 2014. We have submitted a patent application covering methods of treatment using Moli56A and Moli56B in each of the United States, Canada, and Japan.


         In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

         If third parties claim we are infringing upon their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products. Research has been conducted for many years in the areas in which we have focused our research and development efforts. This has resulted in a substantial number of issued patents and an even larger number of still-pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing upon the patents and other proprietary rights of third parties. Our technologies may infringe upon the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we and our collaborative partners may be prevented from pursuing product development or commercialization.


         The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, and the United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally, involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:


         o    enforce patents that we own or license;

         o    protect trade secrets or know-how that we own or license; or

         o determine the enforceability, scope and validity of the proprietary rights of others.

         Although there have been no third parties claims against any of our patents or other intellectual property, if we become involved in any patent or other intellectual property litigation, U.S. Patent and Trademark Office interference, or other administrative proceedings, we will incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, or at all.

         If we experience delays in obtaining regulatory approvals, or are unable to obtain them at all, we could be delayed or precluded from commercializing our products. Our product candidates under development will be subject to extensive and rigorous FDA federal regulations. The FDA controls all aspects of pharmaceutical products through these regulations, from development, testing, manufacturing, storage, labeling, record-keeping, approval for sale, marketing and distribution to continued monitoring for safety after approval. The FDA regulations that we are currently required to be in compliance with govern development, testing, storage, manufacturing, safety, efficacy and record-keeping. We are in material compliance with these regulations. If our products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates have been approved for sale in the United States or any foreign market. The regulatory review and approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Delays in obtaining regulatory approvals may:

         o adversely affect the commercialization of any drugs that we or our collaborative partner develop;

         o    impose costly procedures on us or our collaborative partner;

         o diminish any competitive advantages that we or our collaborative partner may attain;

         o    adversely affect our receipt of revenues or royalties; and

         o reduce the market value of our common stock and make it more difficult for us to obtain funding.

         Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with applicable FDA or foreign regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:


         o    delays in clinical trials or commercialization;

         o refusal of the FDA to review pending market approval applications or supplements to approval applications;

         o    product recalls or seizures;

         o    suspension of production;

         o    withdrawals of previously approved marketing applications; and

         o    fines, civil penalties, and criminal prosecutions.


         We may rely on our current collaborative partner to file investigational new drug applications and generally direct the regulatory approval process for some of our product candidates. Our collaborative partner may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, we, or our collaborative partner, will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited.

         We and our contract manufacturer are also required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We, or our contract manufacturer may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If we, or our contract manufacturer fail to comply, we could be subject to fines or other sanctions, or be precluded from marketing our products.

         The annual cost of maintaining compliance with all of the FDA regulations that we are currently required to be in compliance with is approximately $200,000.

         If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates, market acceptance of our products may be adversely affected. Since all of our product candidates are still under development and have not been approved for sale, we currently are not eligible to receive reimbursement from payors for our products. Subject to completion of clinical research and securing all required regulatory approvals, we expect to begin marketing Moli1901 and Moli56A during 2005. Upon introduction of our products for sale, in both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to commit a significant amount of management time and financial and other resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals and, therefore, have an adverse effect on our revenues.

         If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards. The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We have obtained limited product liability insurance coverage for our clinical trials. Our insurance coverage limits are $1 million per occurrence and $3 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products when marketing approval is obtained for product candidates in development. However, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses.

Risks Related to This Offering


         Our stock price could be volatile, and your investment could suffer a decline in value. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:


         o    trading volume of our shares;

         o number of securities analysts, market makers and brokers following our shares;

         o changes in, or failure to achieve, financial estimates by securities analysts;

         o new products or services introduced or announced by us or our competitors;

         o announcements of technological innovations by us or our competitors;

         o    actual or anticipated variations in quarterly operating results;

         o conditions or trends in the biotechnology and pharmaceutical industries;

         o announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

         o    additions or departures of key personnel; and


         o    sales of our common stock.

         In addition, the stock market has recently experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and pharmaceutical companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources from our business. Further, our shares are currently traded on the Pink Sheets and are considered a "penny stock." Price fluctuations in such shares are particularly volatile and subject to manipulation by market makers, short sellers and option traders. Our shares may soon be traded on the NASD Over-the- Counter Bulletin Board, but this would not significantly change the risks associated with being traded on the Pink Sheets.

         Our directors and executive officers own a substantial amount of our common stock, which may prevent new investors from influencing corporate decisions. Including presently exercisable stock options and stock options exercisable within 60 days, our directors and executive officers beneficially own over 50% of our outstanding common stock. Luis Molina, our Chief Executive Officer and President and a director, beneficially owns 44.34%; Gills Cloutier, Chairman of the Board, Chief Business Officer and a director, 3.13%; Terry Williams, our secretary, 0.77%; Ronald Keeney, a director, 0.72%; Vatche Tchakmakian, a director, 0.84%; and Jacques Gagne, a director, 0.64%. The interests of our management could conflict with the interests of our other stockholders. Although, Gilles Cloutier, Terry Williams, Ronald Keeney, Vatche Tchakmakian and Jacques Gagne are selling stockholders in this offering, collectively they only own approximately 6% of our common stock. Dr. Molina, who is not a selling stockholder, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In addition, Dr. Molina and other principal stockholders have agreed pursuant to a voting agreement to vote their shares of our common stock to elect certain persons to our Board of Directors through the 2001 annual meeting of stockholders and such persons would serve until the 2002 annual meeting of stockholders. If you acquire shares of our common stock, you may have no effective voice in our management. See "Principal Stockholders" for additional information on the concentration of ownership of our common stock.

         Future sales of our common stock may depress our stock price and dilute your interest. The market price of our common stock could decline as a result of sales of substantial amounts of common stock by current stockholders, especially by our officers and directors, in the public market, or the perception that these sales could occur. We may want to issue additional shares of our common stock in future financings. These factors could make it more difficult for us to raise funds through future offerings of our common stock. If a trading market for such shares of common stock were to develop, sales of substantial amounts of such shares or the availability of substantial amounts of such shares for sale could adversely affect prevailing stock market prices. In addition, we could issue series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate the amounts that would otherwise have been available to pay dividends on our common stock or to make distributions on liquidation.


         There are 17,679,287 shares of our common stock outstanding. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.


         The "penny stock" rules could make selling our common stock more difficult. Our common stock is considered a "penny stock," which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the national Nasdaq market. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. This often has the result of reducing trading in such stocks and making it more difficult for investors to sell their shares. Prior to a transaction in a penny stock, a broker-dealer is required to:

         o deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

         o provide the customer with current bid and offer quotations for the penny stock;

         o explain the compensation of the broker-dealer and its salesperson in the transaction;

         o provide monthly account statements showing the market value of each penny stock held in the customer's account; and

         o make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors may find it more difficult to sell their shares.

         We may not qualify for Bulletin Board inclusion; any market for the shares that does develop may become illiquid. We anticipate that, shortly after completion of this offering, our common stock will be eligible for quotation on the NASD over-the-counter Bulletin Board. If, for any reason, however, our common stock is not eligible for quotation on the Bulletin Board or an active public trading market does not develop, you may have difficulty selling your shares. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the- counter market in what are commonly referred to as the "pink sheets." As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the shares. In addition, the price of the shares, after the offering, can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports, and because our principals may sell shares they owned before the offering into any market that develops.

         If you require dividend income, you should not rely on an investment in MoliChem Medicines. We do not anticipate paying cash dividends in the foreseeable future. Our ability to pay dividends is dependent upon our ability to operate profitably. We may never become profitable. Even if we do become profitable, we expect that any earnings will be retained for development and expansion of our business. If you require dividend income, you should not expect to receive any cash dividends as a shareholder of MoliChem Medicines.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain financial information and statements regarding our operations and financial projections of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and none of such information and statements should be relied upon, either in whole or in part, in connection with any decision to invest in the shares.

                                 USE OF PROCEEDS


         We will not receive any of the proceeds from the resale of the shares by the selling stockholders; all of such proceeds will be paid to the selling stockholders. We will, however, receive the proceeds from the selling stockholders' exercise of any of their respective options and warrants; the common stock underlying such options and warrant being registered in this Prospectus. The amount of proceeds from the exercise of such options or warrants is not ascertainable because there can be no assurance of any such exercises. If all of these options and warrants were exercised we would secure $3,973,212.48. We intend to use the proceeds from any such exercises for general corporate purposes including funding operations, working capital, marketing and sales and research and development in no allocable order of priority. We have agreed to bear all expenses of the registration of the resale of shares by the selling stockholders under federal and state securities laws.


                                 DIVIDEND POLICY


         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.


                                 CAPITALIZATION


         The following table sets forth our capitalization as of June 30, 2001, and should be reviewed with our June 30, 2001 unaudited financial statements and December 31, 2000 audited financial statements, and the notes to those financial statements included elsewhere in this Prospectus.




                                                                      June 30, 2001
                                                                       [unaudited]
                                                                      --------------
Stockholders' equity:
   Preferred stock, $.0001 par value, 20,000,000 shares
      authorized; none issued and outstanding                                  -  0  -
   Common stock, $.0001 par value, 80,000,000 shares
      authorized; 17,669,287 shares issued and outstanding                       1,867

Additional Paid-In Capital                                                   2,513,095

   Deficit accumulated during development stage                               (157,043)
      Total stockholders' equity                                             2,357,919

           Total capitalization                                             $2,357,919
                                                                            ----------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this Prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this Prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Background


         MoliChem Medicines was incorporated in the state of Delaware on July 20, 1998 under the name of Cortez Development, Ltd.; its name was changed to MoliChem Medicines, Inc. on February 21, 2001.

         On January 19, 2001, MoliChem Medicines acquired 100% of MoliChem R&D, Inc., a pharmaceutical research company that develops products for the treatment of various respiratory diseases. MoliChem R&D was incorporated in the state of North Carolina on December 21, 1995 under the name of MoliChem Medicines, Inc.; its name was changed to MoliChem R&D, Inc. on April 6, 2001.

         MoliChem Medicines has had no operations or revenues since its inception and, since the acquisition of MoliChem R&D, MoliChem Medicines has been a holding company only and all of MoliChem Medicines' active business has been conducted by MoliChem R&D. MoliChem Medicines has no present plans for conducting any business activities except through MoliChem R&D or for acquiring any other business entity. Accordingly, the terms "we", "us", "our", and similar terms refer to MoliChem Medicines and MoliChem R&D unless the context requires otherwise.


Research and Development Activities


         Since MoliChem R&D began operations in December 1995, it has devoted substantially all of its resources to the discovery and development of pharmaceutical products for the treatment of pulmonary diseases and has not generated any revenues from product sales. In addition, MoliChem R&D plans to develop a product for the treatment of sepsis based on its two compounds Moli56A (commonly known as DTPA iron (III)) and Moli56B (commonly known as Ferrioxamine
B). MoliChem R&D has one product candidate, Moli1901 (commonly known as Duramycin), in Phase I clinical trials, and two product candidates in pre-clinical trials stage. We also intend to develop additional products based on the structure of Moli1901, but no additional products have been developed at this time.

Development of Moli1901

         The majority of our resources have been used in the development of Moli1901. Moli1901 is currently in Phase I of clinical development to determine safe dose levels in healthy patients. The Phase I study is expected to be completed during the first quarter of 2002. We plan to initiate Phase II clinical studies to determine the effectiveness of safe dose levels in patients with cystic fibrosis during the second quarter of 2002. We plan to complete all necessary phases of clinical research and other development activities in order to obtain approval from the U.S. Food and Drug Administration to market Moli1901 during 2005. Prior to the assignment of this technology to MoliChem R&D, we estimate that approximately $10 million was spent on preclinical development. To date we have spent approximately $1,015,000 in developing Moli1901, and anticipate spending a total of approximately $25 million prior to obtaining approval to market the product. We anticipate that 50% of that cost will be shared by InterMune, Inc. under our collaborative development agreement.

         The successful development of Moli1901 will depend upon a number of factors, including the ability of our contracted clinical research sites to successfully recruit participants for the clinical studies, the successful execution of the clinical study protocols, and performance of required activities by outside contractors, such as any organizations contracting to manage clinical research activities and to manufacture Moli1901. Approval for marketing will ultimately depend on achieving the anticipated results from our clinical studies and acceptance of those results by the FDA. While we anticipate that we will successfully bring Moli1901 to market, failure to do so would result in lost revenue.

Development of Moli56A and Moli56B

         We plan to develop Moli56A and Moli56B for the treatment of sepsis. Those compounds are currently in the early stages of development, with positive results having been demonstrated in preclinical studies in animal models. Additional preclinical studies, including toxicology studies, are planned to begin during the first quarter of 2002, with the filing of an investigational new drug application with the FDA during the second quarter of 2002. We plan to conduct the necessary clinical and other studies to obtain approval to market the more successful of these products during 2005. Our risks associated with successful development of these compounds are inherently greater than the risks associated with the development of Moli1901 because Moli56A and Moli56B are earlier in their stages of development. These products will also be subject to the same development risks described above for Moli1901. We currently anticipate being able to successfully bring one of those compounds to market. Delays in product development or failure to successfully develop the product will result in loss of future revenues.

         Prior to the assignment of this technology to MoliChem R&D, we estimate that approximately $1 million was spent on preclinical development. Through June 30, 2001 we have incurred immaterial costs related to the development of Moli56A and Moli56B. We anticipate spending a total of approximately $20 million in developing products from these compounds.

Significant Sources of Revenue

         Prior to 2001, our revenues were derived from grants from the Cystic Fibrosis Foundation and the National Institutes of Health for the development of Moli1901 for the treatment of cystic fibrosis. Through June 2001, we have received a total of approximately $1,610,000 in revenue under these grants. We anticipate receiving an additional $85,000 under the National Institutes of Health grant and no additional funds under the Cystic Fibrosis Foundation grant during 2001. Our primary near term source of revenue will be derived from payments from InterMune, Inc. for the sharing of development costs related to Moli1901.

         During the second quarter of 2001 we entered into an agreement with InterMune, Inc. for the joint development and commercialization of Moli1901. During the quarter ended June 30, 2001 we received

$1,450,000 as an up front non-refundable license fee under this agreement. Additional revenues related to this agreement will be received as cost sharing payments for the development of Moli1901, and payments related to the achievement of certain milestones in the development of Moli1901. The milestone payments will total $5 million if all milestones are achieved. If our development efforts result in clinical success, regulatory approval and successful commercialization of our products, we will generate revenues from sales of our products and from receipt of royalties on sales of licensed products. Our current plans provide for product sales beginning in 2005.

Significant Elements of Cost

         Our expenses thus far have consisted primarily of costs incurred in research and development related to Moli1901 and general and administrative costs associated with our operations. We have recently entered into a collaboration agreement with InterMune, Inc. as described above, and we expect our costs to increase as our joint development efforts with InterMune accelerate. We will also increase spending to develop Moli56A and Moli56B as therapies for sepsis. General and administrative expenses will increase as we add personnel to support the growth of our company and to assume the obligations of a public reporting company. In the future, we expect to incur additional costs related to licensing and development of additional products and sales and marketing expenses after we establish our sales and marketing organization.

Product Development Costs

         Product development costs include costs related to the development of Moli1901. These costs are comprised primarily of amounts paid to outside contractors for the manufacture and testing of the Moli1901 compound, toxicology studies, consultation regarding regulatory and other matters, and the conduct of clinical research studies.

General and Administrative Costs

         The major components of general and administrative costs are personnel costs, infrastructure costs such as rent and utilities, legal and professional fees related to general corporate matters and patent filings, accounting fees, and travel costs. In addition, the largest single component of general and administrative costs during 2001 is compensation expense related to the granting of stock options to employees and to non-employees.

         We have recorded deferred stock compensation expense in connection with the grant of stock options to certain key employees and consultants. Deferred stock compensation for options granted to employees is the difference between the price of our common stock on the date such options were granted and their exercise price. Deferred stock compensation for options granted to consultants has been determined in accordance with Statement of Financial Accounting Standards No. 123 as the fair value of the equity instruments issued determined using the Black-Scholes option pricing model. Deferred stock compensation for options granted to consultants is periodically remeasured as the underlying options vest in accordance with Emerging Issues Task Force No. 96-18.

         We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including payments made or received pursuant to licensing or collaboration agreements, progress of our research and development efforts, and the timing and outcome of regulatory approvals.


Financial Position

         Our financial position has changed significantly from December 31, 2000 to June 30, 2001, primarily the result of the merger during January 2001 described above in which we received an investment of $1,500,000, and from entering into the collaborative agreement with InterMune, Inc. during the quarter ended June 30, 2001 in which we received an initial payment of $1,450,000. As a result, cash at June 30, 2001 was $2,378,446 compared to $65,908 at December 31, 2000. As discussed in more detail below under "Liquidity and Capital Resources", we believe that our cash balances are sufficient to fund our activities for the next twelve months.

         The cash investment related to our merger along with the recognition of deferred stock compensation of $1,150,000 during 2001 increased additional paid in capital from $219,982 at December 31, 2000 to $2,513,095 at June 30, 2001.
Total stockholders' equity (deficit) changed from ($444,387) at December 31, 2000 to $2,357,919.

         Accrued expenses increased from $57,872 at December 31, 2000 to $127,118 at June 30, 2001, reflecting increased levels of spending and resulting higher payables. Differences in treatment of various items for financial reporting and income tax purposes resulted in a deferred tax asset of $365,588 and a tax liability of $264,498 at June 30, 2001, with no corresponding amounts at December 31, 2000.


Results of Operations


Three months ending June 30, 2001 and 2000


Revenues


         Revenues were $1,520,045 and $334,647 for the three months ending June 30, 2001 and 2000, respectively. Grant revenue was $70,045 during 2001 and $334,647 during 2000. This decline in revenue reflects the near completion of activities under those grants, and a decision by management to rely less on grant income as a source of funding. Although additional grant income is expected for the balance of 2001, the major source of revenue will be license fees and collaborative research payments. License agreement income of $1,450,000 was received in connection with the collaborative agreement with InterMune, Inc. for the joint development of Moli1901 during the three months ended June 30, 2001.


Product Development


         Product development costs were $130,078 and $104,711 for the three months ending June 30, 2001 and 2000, respectively. These expenses consist primarily of payments to contract research organizations, and fluctuate with the level of activity related to clinical trials and production and testing of Moli1901. These costs will increase significantly for the balance of 2001 and in the future, as we proceed with further stages of clinical development of Moli1901 and Moli56A and Moli56B.


General and Administrative Costs


         General and administrative costs were $1,563,389 and $71,347 for the three months ending June 30, 2001 and 2000, respectively. The single largest factor affecting these costs was the granting of stock options during the quarter ended June 2001, with a resulting recognition of stock compensation expense of approximately $1,100,000. In addition, increased legal costs were incurred in connection with patent matters as well as costs associated with regulatory filings.

Other Income and Expense

         Other income and expense consists of interest income on investments and interest expense on notes payable. Interest income of $19,306 was earned during the three months ended June 30, 2001, as compared to $871 for the comparable period of 2000. Increased funds became available for investment during 2001 as a result of the infusion of $1,500,000 of capital in connection with the merger described above, and the license agreement revenue received during the quarter ended June 2001.

Provision for Income Taxes

         Provision for taxes represents estimated federal and state income taxes, and totaled $91,789 for the three months ended June 30, 2001, compared to none for the comparable period of 2000. This provision is primarily the result of higher levels of revenue in 2001 and reflects differences between accounting and income tax treatment of certain items of revenue and expense.

Six months ending June 30, 2001 and 2000


Revenues


         Revenues were $1,658,828 and $632,098 for the six months ending June 30, 2001 and 2000, respectively. Grant revenue was $158,828 during 2001 and $632,098 during 2000. This decline in revenue reflects the near completion of activities under those grants, and a decision by management to rely less on grant income as a source of funding. This fluctuation in revenue is also consistent with reduced spending of those funds on product development during 2001. License agreement income of $1,500,000 was recognized during 2001 in connection with the collaborative agreement with InterMune, Inc. for the joint development of Moli1901 ($50,000 of this amount was received in November 2000 and was recognized as revenue in 2001 in accordance with generally accepted accounting rules.) .

Product Development

         Product development costs were $140,620 and $282,142 for the six months ending June 30, 2001 and 2000, respectively. These expenses consist primarily of payments to contract research organizations, and fluctuate with the level of activity related to clinical trials and production and testing of Moli1901. Significantly higher laboratory costs and clinical trials costs were incurred in 2000 than in 2001. These costs will increase significantly for the balance of 2001 and later periods, as we proceed with further stages of clinical development of Moli1901 and Moli56A and Moli56B.


General and Administrative Costs

         General and administrative costs were $1,794,999 and $171,408 for the six months ending June 30, 2001 and 2000, respectively. Costs related to the granting of stock options during 2001, with a resulting recognition of stock compensation expense of approximately $1,300,000, was the single largest item responsible for this increase. In addition, increased legal costs were incurred in connection with patent matters and with regulatory filings.

Other Income and Expense

         Other income and expense consists of interest income on investments and interest expense on notes payable. Interest income of $30,669 was earned during the six months ended June 30, 2001, as compared to $1,164 for the comparable period of 2000. As described above, increased funds were available for investment during 2001 as a result of the infusion of $1,500,000 of capital in connection with the merger and the license agreement revenue received during the quarter ended June 2001.

Provision for Income Taxes

         Provision for taxes represents estimated federal and state income taxes, and totaled $100,090 for the six months ended June 30, 2001, compared to none for the comparable period of 2000. This provision is primarily the result of higher levels of revenue in 2001 and reflects differences between accounting and income tax treatment of certain items of revenue and expense.

Years ending December 31, 2000 and 1999

Revenues

         Revenues were $759,575 and $401,250 for the years ending December 31, 2000 and 1999, respectively. These revenues consisted of grant income from the Cystic Fibrosis Foundation and the National Institute for Health. These grants are to fund research and development activities associated with Moli1901, and revenue from these grants fluctuates along with the related costs of product development.

Product Development Costs

         Product development costs were $415,133 and $293,443 for the years ending December 31, 2000 and 1999, respectively. These expenses consist primarily of payments to contract research organizations for the conduct of clinical trials. These costs fluctuate with the level of clinical research activity, and will increase significantly in the near future based on our research and development plans.

General and Administrative Costs

         General and administrative costs were $377,468 and $223,992 for the years ending December 31, 2000 and 1999, respectively. The major costs included in this category are salaries, employee benefits, employment taxes, insurance, rent, professional fees and travel. Significant factors influencing the increase in these costs were increases in personnel costs, travel costs, rent and insurance. These were generally associated with higher levels of development activity as well. These costs will increase significantly in the future as we increase our staff and as we incur additional licensing expenses.

Liquidity and Capital Resources

         Through 2000 our operations were primarily funded by government grants and government loans. We do not expect these sources to provide significant cash in the future. We expect to generate revenue during the next several years from cost sharing and milestone payments from our collaborative agreement with InterMune, Inc. Our business strategy anticipates the development and commercialization of Moli1901 and Moli56A and Moli56B. In addition, we intend to discover and develop compounds similar in structure to Moli1901 for various therapeutic uses. We also intend to license or otherwise acquire the rights to other compounds and technologies that compliment our current products, although we are not currently negotiating any such acquisitions. We anticipate the need to raise significant amounts of additional capital during the next several years in order to successfully bring our products to market and to execute our strategy.

         We believe our existing cash, cash equivalents and short-term investments and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations for the approximately twelve months. However, if during that period or thereafter, we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, we will be unable to execute our current plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced.

         Capital expenditures to date consist primarily of the acquisition of office equipment and furniture. These expenditures amounted to $7,418 and none during the three months ended June 30, 2001 and 2000 respectively, and $8,249 and $165 for the six months ended June 20, 2001 and 2000, respectively. We invested $165 and $9,194 in these assets for the years ending December 31, 2000 and 1999, respectively.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Our exposure to market risk is currently confined to our cash and cash equivalents and restricted cash that have maturities of less than three months. We currently do not hedge interest rate exposure. Because of the short term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant negative impact on the realized value of our investments.

                    GENERAL INFORMATION ABOUT CYSTIC FIBROSIS

         The following information has been taken from the Cystic Fibrosis Foundation website (website address is www.cff.org). The Cystic Fibrosis Foundation was established in 1955 to promote the development of means to control and cure cystic fibrosis and improve the quality of life of cystic fibrosis patients.


The Disease


         Cystic fibrosis is a genetically caused disease affecting approximately 30,000 children and adults in the United States. Cystic fibrosis causes the body to produce an abnormally thick, sticky mucus, due to the faulty transport of chloride (one of the constituents of regular table salt) from inside the cells lining organs, such as the lungs and pancreas, to the outer surfaces of the cells. The thick cystic fibrosis mucus also obstructs the pancreas, preventing enzymes necessary to digest food from reaching the intestines where they work. Specialized treatments are available to address these problems at care centers across the country supported by the Cystic Fibrosis Foundation.

         One in 31 Americans (one in 28 Caucasians, or more than 10 million people) is an unknowing, symptom-less carrier of the defective gene. An individual must inherit two defective copies of the cystic fibrosis gene - one from each parent - to have cystic fibrosis. Each time two carriers conceive a child, there is a 25 percent chance that the child will have cystic fibrosis; a 50 percent chance that the child will be a carrier; and a 25 percent chance that the child will be a non-carrier.

          The pace of cystic fibrosis research has greatly accelerated since the defective gene was discovered in 1989. As safe and successful gene therapy is still in its early experimental stages and years away from becoming a commonly used treatment, scientists are looking for ways to get the chloride out of the cells utilizing other methods. Several drugs are being evaluated for this purpose. In addition, other treatment strategies to correct the causes of cystic fibrosis, rather than just the symptoms, are currently being tested in clinical trials (see below for an explanation of clinical trials). Our first product candidate, Moli1901, seeks to do just that.


Clinical Trials


         The process of drug development consists of several major steps, from research in the laboratory through research in the clinic to treating the patients. The following is a working definition of the different phases of clinical trials, which all of our product candidates are required to go through.


         A new drug must be tested first in the test tube, then in living systems or models; these stages are known as "preclinical" research. "Clinical trials" involve patients, and allow researchers to assess the safety and efficacy of the therapy under highly controlled circumstances. The entire process of clinical trials often lasts four to five years and goes through at least three separate phases. After the completion of the Phase III trials, the FDA must approve the therapy before it is allowed to be placed on the market and made available to the public.

         The Preclinical Phase

         Preclinical studies are conducted in the research laboratory to evaluate a potential treatment strategy in living systems or models. If successful, the research moves on to Phase I testing.

         Phase I and Phase II Clinical Trials

         These stages of research determine safe doses and routes of administration (i.e., orally, intravenously, inhaled, etc.) They do not give a final assessment of whether or not a particular drug will successfully treat an illness, although many patients may report experiencing some therapeutic benefits. Phase I and Phase II trials may sometimes be done simultaneously.

         Phase III Clinical Trials


         Phase III studies are performed to measure how well a drug works in a large number of people. This helps "fine tune" proper dosage amounts and procedures to help ensure a drug's safety and effectiveness. For cystic fibrosis, as well as most other drugs, Phase III clinical trials involve many care centers and clinics treating hundreds of patients. These trials are often also "behind-the-scenes" studies that attempt to improve or expand uses for current drugs, devices, or techniques. For instance, clinical trials of airway clearance techniques may give physicians a valuable resource to help them determine which type of airway clearance method is best for each individual patient. (Pages 3 and 4 of the Clinical Trials section of the Cystic Fibrosis Foundation's website contain a table of drugs presently in different phases of clinical trials; Moli1901 is listed under Protein-Assist and Chloride Channel Therapies as Duramycin, its commonly known name.

         Cystic Fibrosis Foundation

         The Cystic Fibrosis Foundation has played a major role in seeking a cure for cystic fibrosis by supporting and accrediting more than 110 cystic fibrosis care centers that provide specialized care to cystic fibrosis patients. They also fund a network of 10 research centers at leading universities and medical schools in the United States, and provide a variety of grants to scientists to conduct research throughout the country.

         We intend to develop and commercialize Moli1901 as a leading therapy for the treatment of cystic fibrosis. We have received approximately $786,000 from the Cystic Fibrosis Foundation in grants for research and development of Moli1901. We also have conducted clinical studies at The Johns Hopkins University School of Medicine, one of the cystic fibrosis care centers supported by the Cystic Fibrosis Foundation.

                                    BUSINESS

Industry


          The incidence of respiratory diseases such as bronchitis and cystic fibrosis is growing rapidly. Consequently, there is a continuous increase in market demand for new approaches to respiratory disease therapy management.

         One of these new therapy approaches is to treat abnormal pulmonary secretions, such as mucus plugging of the lungs. Mucus secretions are secreted by specialized cells and are normally present in the lungs and bronchial cells. These secretions trap bacteria, particles, and dust which invade the lungs as one breathes. If the composition of the mucus is altered, the secretions accumulate in the lungs in the form of mucus plugs, leading to an environment which tends to develop infections and inflammation.

         For instance, normally, chloride transported from inside cells to the surface of the respiratory epithelium (outer layer of tissue) pulls water along with it and so helps to hydrate (soften) the mucus secretions. In patients with cystic fibrosis, chloride transport across the respiratory epithelium is deficient, so the mucus contains less water and its viscosity is abnormally increased.

         The inability of cystic fibrosis patients to clear this thickened mucus results in chronic, obstructive pulmonary changes, repeated pulmonary infections and, eventually, death. Respiratory failure is the usual cause of death, with the median survival age being approximately 32 years.

         Currently, there is no effective drug on the market to treat cystic fibrosis which is specifically designed to correct this abnormal chloride transport. Patients are most commonly treated with antibiotics, anti-inflammatory drugs, and a mucolytic (chemicals which break up the mucus). These agents are aimed at mitigating the negative effects of the thick mucus characteristics of the disease.

         It is estimated that 30,000 people in the U.S. suffer from cystic fibrosis. In the U.S., each patient spends between $10,000 - $13,000 per year in medications to treat the symptoms associated with the disease. Moreover, based on estimated calculations, the market for more effective treatments of cystic fibrosis is approximately $400 million a year, whereas the market for more effective treatment of bronchitis is estimated at approximately $1 billion a year.

Our Lead Product Candidate - Moli1901

         We have developed Moli1901 for two purposes: to reduce formation and to improve clearance (removal) of mucus plugs in obstructive respiratory diseases such as cystic fibrosis by correcting the abnormal transport of chloride and water in the lungs. Moli1901 is a 19 amino acid peptide (two or more amino acids linked end to end, similar to a small protein) produced from the fermentation of Streptoverticillium cinnamoneus (a non-pathogenic microorganism). Moli1901 has been shown to increase chloride permeability (actual transport of the chloride through the cell wall) through an alternative chloride channel in both normal and cystic fibrosis respiratory cells and tissues.

         Moreover, Moli1901 is different from other cystic fibrosis drugs because it treats the abnormal chloride transport in the lungs, while the therapies that are now on the market, such as antibiotics, mucolytics and anti-inflammatory agents, treat only the symptoms inherent to cystic fibrosis. The initial approach of the pharmaceutical industry to cystic fibrosis has consisted of treating only the symptoms of the disease, rather than the disease itself, that is, the mucus plugging caused by the chloride and water transport deficiency.

         Genentech's Pulmozyme(R), a mucolytic agent and also the first drug approved for cystic fibrosis in the last 30 years, improves pulmonary function and reduces the frequency of respiratory infections requiring antibiotics. It also reduces the viscosity (ability to flow) of abnormal mucus present in cystic fibrosis. This elevated viscosity of the cystic fibrosis mucus is the result of the presence of DNA (deoxyribonucleic acid) that is released from white blood cells during inflammation. Similarly, PathoGenesis launched TOBI(TM) (tobramycin) for use by the aerosol route. Tobramycin is a known antibiotic that treats Pseudomonas infection in the lungs of cystic fibrosis patients, a very serious and oftentimes fatal infection. There are, however, no medicines currently on the market that target the chloride transport deficiency in cystic fibrosis. Moreover, therapies by the aerosol route such as Moli1901 offer target organ treatment without contamination of other organs. Therefore, we believe Moli1901 is a rational candidate molecule for aerosol delivery to the lungs of a patient having cystic fibrosis.

         The first targeted market for Moli1901 is the treatment of cystic fibrosis. Cystic fibrosis patients show an abnormal chloride and water transport in their lungs due to a mutation in the gene that encodes the protein that regulates chloride and water transport. Moli1901 will likely have a role not only in the clinical management of cystic fibrosis but also in other obstructive respiratory diseases such as chronic bronchitis, a group of chronic diseases characterized by obstruction of the airways and referred to as chronic obstructive pulmonary disease. In bronchitis patients, the mucus is rigid, whereas in acute severe asthma, the mucus has high viscosity. Thus, increased water in bronchial secretions appears to correct the mucus composition, to attenuate the symptoms of the disease, and to provide clinical benefit to patients with bronchitis.


The Development of Other Compounds from Moli1901

         Moli1901 is a small protein of 19 amino acids encoded by a gene present in a microorganism (Streptomyces) which can be mutated. We plan to create several of these analog protein compounds for diverse therapeutic treatments of respiratory and other diseases. Lantibiotics are compounds similar, to Moli1901 that also have antibiotic properties and contain the unusual amino acid (which is a protein building block), lantionine; thus, their name. These new discovered compounds will target specific areas of medicine in respiratory care where we already have both the knowledge and experience, i.e., new surfactant molecules or antibiotics for pulmonary infectious disease.

         While the new lantibiotic compounds can be studied in-house or contracted to research laboratories with microbiology and pharmacology capabilities, the collaboration with universities will enable us to confirm the structure, profile, and spectrum of activities of the new drug candidates. Moreover, our scientists and management will evaluate each lead compound before its acceptance into the development pipeline. Each development compound candidate will address a specific medical need in pulmonary care, represent a significant market opportunity, and offer economic manufacturing possibilities.

Iron Chelates for Septic Shock


         We have also acquired the rights to use, develop and market several iron-containing compounds referred to as iron chelates. Pre-clinical studies have shown that two of these iron chelates - Moli56B and Moli56A - were effective in promoting survival in animals infected with bacteria in their bloodstreams. These animal models may duplicate pathological conditions in humans, for instance, in the case of accident victims who develop infections once bacteria has had the opportunity to invade the bloodstream, causing septic shock.


         Septic shock is a life-threatening condition that is associated with common diseases such as pneumonia, kidney infections, AIDS, meningitis, and other conditions suppressing the immune system. Septic shock is characterized by the over-production of free radicals, by-products of the act of the normal white cell attack on invading bacteria. These reactive compounds may lead to organ damage and death. However, the above-mentioned iron chelates, when they interact with free radicals, can eliminate them. Pre-clinical evidence demonstrates that, by using the compound Moli56A, it is possible to prevent multiple organ failure and death in septic shock models in mice and baboons through tissue/organ protection. These findings support the plan to develop Moli56A for those patients predisposed to the progression of the septic shock syndrome. Thus, the use of iron chelates for the treatment of these conditions provides an unique method of preventing the initiation or continuation of the series of reactions involved in septic shock that lead to multiple organ failure and resultant death. All cases of septic shock are caused by a bacterial or yeast infection of some kind. This increase in microbial infections in hospitals is enhanced mainly by the vulnerability of patients, in particular older and AIDS patients, who have weakened immune systems that predispose them to the development of sepsis.

Market Potential

         Moli1901


         The global incidence of chronic obstructive pulmonary disease is rapidly increasing with cigarette smoking and air pollution. Chronic obstructive pulmonary disease is the fifth leading cause of death in the United States. More than 13.5 million Americans are thought to have chronic obstructive pulmonary disease. Approximately 10% of this population suffers from episodes of mucus plugging. Assuming an annual treatment cost of $1,000 per patient (acute treatment 2 or 3 times a year) and utilization by half of the patient population the market size in the United States would be approximately $650 million.

         Our initial targeted market for Moli1901 is the clinical management and treatment of cystic fibrosis. We expect to develop Moli1901 as a mucoactive (hydrating rather than breaking up mucus) agent. As such, Moli1901 could become not only a new therapy for cystic fibrosis, but also an effective therapy for other chronic obstructive pulmonary diseases such as chronic bronchitis. In bronchitis patients, the mucus is rigid. Increased water in bronchial secretions appears to correct the mucus composition, to attenuate the symptoms of the disease, and to provide clinical benefit to patients with bronchitis.

         Iron Chelates Potential


         The search for sepsis drugs continues despite past failures of pharmaceutical and biotech companies in the clinic. For this reason, we anticipate that any use of Moli56A or Moli56B will be part of an array of approaches and potential treatments for septic shock. The efficacy of Moli56A in animal models of septic shock, including in baboons, is quite impressive, and we plan an aggressive clinical development program to show the competitive advantage of its lead compound in community-acquired pneumonia and septic shock.

         Our commercial appraisal for the iron chelates is based on the disease incidence. This is relatively simple for septic shock since we can include all causes and all patients. As a result of our analysis, we anticipate that 80% of all patients will be eligible for treatment by virtue of either the severity of their respective illnesses, financial considerations, or geography. Statistics show that, in the United States, at least 500,000 people develop sepsis each year (Science, 1994; 264:365-366) and the cost of their annual treatment is $ 4,500. The worldwide market for sepsis is close to 1,500,000 patients. Assuming a $4,500 cost and a 15% penetration, the worldwide market for an iron chelate for the treatment of sepsis and septic shock could reach $1 billion.


Strategic Plan for Growth

         Our strategy for growth is to build a fully integrated pharmaceutical company with a research arm that discovers novel medicines and a development arm capable of conducting relevant pre-clinical and clinical research.

         Additional strategies include:

         Creating a Library of Compounds and Inventing New Therapeutic Uses

         We will conduct research efforts creating gene mutations and new analogs to the original Moli1901 and other lantibiotics. These new compounds would target specific areas of medicine in respiratory care where we have a foundation of knowledge and experience, i.e., new surfactant molecules or antibiotics for pulmonary diseases. Therefore, a methodical program will be initiated to identify compounds with antibiotic properties with indication and status in the area of multiple drug-resistant bacteria, yeasts, and protozoa.

         New lantibiotic compounds could be studied in-house or contracted out to research laboratories with microbiology and pharmacology capabilities. Also, it would be possible to work in conjunction with universities to confirm the structure, profile, and spectrum of activities of selected drug candidates.

         Our scientists and management will evaluate each lead compound before its acceptance into the development pipeline. Our criteria for evaluating each development compound candidate are that it should address a significant medical need in pulmonary care, inspire scientific confidence, represent a significant market opportunity, promise adequate market protection, and have feasible manufacturing economics.

         Forming Partnerships with Other Companies

         To achieve growth, we also intend to develop more strategic partnerships, collaborations, and joint ventures with other companies that build on our assets and strengths.


         o We will attempt to form alliances to acquire access to leading edge technologies that strengthen and add speed to our research and development efforts.

         o We will attempt to form strategic marketing alliances to market our products.


         We have already entered into an exclusive development and commercialization agreement with InterMune in May of 2001 to develop treatments for respiratory disorders, including cystic fibrosis, chronic obstructive pulmonary diseases, and tuberculosis. Under the terms of the agreement, we granted InterMune a world wide co-exclusive license for the development and commercialization of Moli1901 and InterMune granted us a world wide co-exclusive license to all InterMune technology related to the products developed pursuant to the agreement. We will establish joint development committees to oversee and direct the joint development of each product and joint commercialization committees to oversee and direct the commercialization of each product. Under the terms of the agreement, we are responsible for leading the regulatory efforts, including all regulatory filings in our name, under the direction of the development committee. We are also responsible for leading all manufacturing efforts under the direction of the development committee or commercialization committee for each respective product. InterMune is responsible for leading the commercialization efforts under the direction of the commercialization committee.

         We received an up-front, non-refundable payment of $1.5 million from InterMune in connection with entering into this agreement. We will receive additional payments from InterMune, totaling $5,000,000 for each product, upon our attainment of certain development and regulatory milestones for each product. We will jointly share all expenses for development and commercialization of all products and will jointly share all profits received from the commercialization of each product. Either party, however, may choose not to participate in the development of any other product after the initial product, and in such case its license to such other product will terminate but it will be entitled to a minimum profit share based on its contribution to the products where it has participated in the development.


         The agreement will be in effect until the milestone obligations and profit share obligations for all products have terminated. Either party may terminate the agreement if the other materially breaches the agreement or for cause or for bankruptcy. In addition, either party may terminate the agreement if the other party has failed to contribute at least fifty percent to the development expenses for the initial product. If InterMune breaches the agreement, terminates for cause, becomes subject to the bankruptcy provisions, or fails to contribute at least fifty percent to the development of the initial product, InterMune's license to MoliChem technology will terminate and the InterMune license to us will become exclusive. InterMune will be entitled to its share of the profits for the initial product, based on its contribution and a minimum profit share for all subsequent products based on its contribution. If we breach the agreement, terminate for cause, become subject to the bankruptcy provision, or fail to contribute at least fifty percent to the development of the initial product, our license to InterMune technology will terminate and the MoliChem license to InterMune will become exclusive. We will be entitled to our share of the profits for the initial product, based on our contribution and a minimum profit share for all subsequent products based on our contribution.

Product Development

         In this section we will review the steps involved in drug development generally and we will report on where Moli1901 is in the clinical trial process.

         Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals, as well as in our research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. Pharmaceuticals are subject to rigorous preclinical testing, clinical trials and other pre-marketing approval requirements. In the United States, various Federal, and, in some cases, state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of such products. The lengthy process of seeking and obtaining required approvals and the continuing need for compliance with the applicable regulations require the expenditure of substantial resources. Regulatory approval by the FDA and regulatory authorities in other countries, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which a product may be marketed. Furthermore, approved drugs, as well as their manufacturers, are subject to ongoing review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale, or use or even in their withdrawal from the market. The process for new drug approval is comprised of the following stages:

         Drug discovery. In the initial stages of drug discovery, tens of thousands of potential compounds are screened for activity against, for instance, a bacteria. The antibiotic assay would be such that it is thought to be predictive of efficacy for particular disease targets, for example, tuberculosis. This drug discovery process can take several months or years. Once a company locates a "lead compound," or a starting point for drug development, isolation and structural determination can begin. The development process results in numerous chemical modifications to the screening lead in an attempt to improve the drug properties of the lead. After a compound emerges from this process, the next steps are to conduct further preliminary studies on the mechanism of action, further in vitro, or test tube, screening against particular disease targets and finally, some in vivo, or animal, screening. If the compound passes these tests, the toxic effects of the compound are analyzed by performing preliminary exploratory animal toxicology studies. If the results demonstrate acceptable levels of toxicity, the compound emerges from the basic research mode and moves into the pre-clinical phase.


         Pre-clinical testing. We are currently in pre-clinical testing of iron chelates for treatment of septic shock and pneumonia. During the pre-clinical testing stage, laboratory and animal studies are conducted to show biological activity of the compound against the targeted disease, and the compound is evaluated for safety. These tests typically take approximately two years to complete, and must be conducted in compliance with FDA regulations on standards for laboratory practices.

         The investigational new drug application. Moli1901 has successfully undergone safety, pharmacokinetics, and pharmacology studies, along with completion of the manufacturing and analytical development required to support an FDA investigational new drug application. The FDA approved our investigational new drug application for the use of Moli1901 in cystic fibrosis on July 12, 1997. During pre-clinical testing, an investigational new drug application is filed with the FDA to begin human testing of a drug. The investigational new drug application becomes effective if it is not rejected by the FDA within 30 days. The investigational new drug application must indicate the results of previous experiments, how, where, and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with FDA regulations that govern the proper conduct of clinical trials. In addition, FDA regulations require that an institutional review board comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the investigational new drug application. The review board is also required to monitor the study. Progress reports detailing the results of the clinical trials must be submitted by us at least annually to the FDA. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the investigational new drug application process can result in substantial delay and expense.

         Some limited human clinical testing may be done under a physician's investigational new drug application in support of an investigational new drug application and prior to receiving an investigational new drug application. A physician's investigational new drug application is an investigational new drug application that allows a single individual to conduct a clinical trial. A physician's investigational new drug application does not replace the more formal investigational new drug application process, but can provide a preliminary assessment as to whether further clinical trials are warranted, and whether they facilitate the more formal investigational new drug application process. Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

         Phase I Clinical Trials. We are currently in Phase I Clinical Trials for Moli1901. After an investigational new drug application becomes effective, Phase I human clinical trials can begin. These tests usually involve anywhere from 20 and 80 people, either healthy volunteers or patients, and typically require one to two years to be completed. The tests study a drug's safety profile, and may include the determination of a safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized, and excreted by the body, and the duration of its action, if these properties are not already known.

         The first study demonstrated that nasal application of Moli1901 is safe both in healthy volunteers and patients with cystic fibrosis. In addition, this study showed that, by applying solutions of Moli1901 into the nasal epithelium (a dose in solution administered under light pressure) induces chloride and water transport both in healthy volunteers and in cystic fibrosis patients. It would seem that a single application of Moli1901 conditioned the nasal epithelium to allow chloride secretion over a prolonged period of time. Since chloride and water transport occur simultaneously, we anticipate that the compound will mobilize the appropriate, safe amount of water in the airways of cystic fibrosis patients.

         In the second study, using 16 healthy volunteers, all four groups were dosed with no toxicity observed, either acutely or up to day 29 follow-up. Review of the safety data indicates that Moli1901 is safe for administration to humans at the volumes and concentrations tested.


         In the third study, using cystic fibrosis patients, we are collaborating with the Therapeutics Development Network of cystic fibrosis research centers. This organization is affiliated with and sponsored by the Cystic Fibrosis Foundation. The protocol (design of the study), approved by the steering committee of the Therapeutics Development Network, prescribes objectives and methodology that are state-of-the-art for cystic fibrosis research. The data safety monitoring board of the Therapeutics Development Network served as the reviewing body for the safety data from the second study to grant clearance to begin to administer the compound to cystic fibrosis patients. We manage, supervise, and direct this study at two Therapeutics Development Network study centers: The Johns Hopkins Hospital and Childrens Hospital Boston, with consultant advice provided by the Therapeutics Development Network Coordinating Center. This is the research arm of the Therapeutics Development Network devoted to the consistent and efficient management of clinical studies in cystic fibrosis. We anticipate completing this study during the first quarter of 2002.

         We have entered into research agreements with Childrens Hospital Boston and The Johns Hopkins University to conduct this trial. The material terms of our contracts with each organization are the same. Under those agreements those research centers will execute the agreed-upon study protocols set forth in the agreements. We will provide the materials and information with which to perform the trials and will pay those organizations for conducting the studies based on schedules set forth in those agreements. We retain the rights to any invention directly resulting from the conduct of the trials. The agreements may be terminated by either party with 30 days written notice. Upon termination we would pay each of the contracting parties amounts due at the time of termination.

         The fourth study we have planned will be used as a preliminary demonstration to lead into the Phase II trials by using mucociliary clearance as the primary endpoint. The protocol is under development with input from cystic fibrosis clinicians and researchers at The Johns Hopkins Hospital.

         Phase II Clinical Trials. We anticipate entering into the Phase II clinical trials for Moli1901 during the second quarter of 2002. In Phase II clinical trials, controlled studies are conducted on an expanded population of patients with the targeted disease. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies generally take approximately two years to be completed. In addition, Phase I/II clinical trials may be conducted concurrently to evaluate not only the efficacy of the drug on the patient population, but also its safety.

         Phase III Clinical Trials. We anticipate entering the Phase III clinical trials for Moli1901 during the third quarter of 2003. This phase typically lasts one to three years and involves an even larger patient population and more rigorous procedures to test the efficacy and safety of the drug. During the Phase III clinical trials, physicians will monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term use of the drug.

         New Drug Application. Upon the completion of all of the three clinical trial phases, if there is substantial evidence that the drug is safe and effective, a new drug application is filed with the FDA. The new drug application must contain all of the information gathered on the drug, including the data from the clinical trials. New drug applications can be over 100,000 pages long.

         The FDA reviews all new drug applications submitted before it accepts them for filing. However, the FDA may request additional information before acceptance of the new drug application for filing. In that event, the new drug application must be resubmitted with the additional information and is again subject to review before filing. Upon acceptance for filing, the FDA begins a thorough review of the new drug application. Under the Federal Food, Drug and Cosmetic Act, the FDA has 180 days in which to review the new drug application and to respond to the applicant. However, the review process is often significantly extended by FDA requests for additional information or clarification of information already provided. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of the advisory committee. If the FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter; the latter often contains a number of conditions that must be met in order to secure the final approval of the new drug application. When and if those conditions are met, the FDA issues an approval letter, authorizing commercial marketing of the drug for certain indications. However, if the FDA's evaluation of the new drug application submission or manufacturing facilities is not favorable, the FDA may refuse to approve the new drug application.

         Marketing Approval. If the FDA approves the new drug application, the drug can then be prescribed by physicians. However, periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional studies (Phase IV) to evaluate long-term effects.


         Phase IV Clinical Trials and Post-Marketing Studies. We plan or anticipate to be constantly active throughout our ongoing research and development in Phase IV. In addition to studies requested by the FDA after approval, additional trials may be conducted to test and explore new indications. The purpose of these trials, studies, and related publications is to broaden the application and the use of the drug and its acceptance in the medical community.


         Orphan Drug Designation. In 1997, the FDA granted Moli1901 the "orphan drug designation." The FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," that is, a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before the submission of a new drug application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. This designation generally, but not always, shortens the duration of the regulatory review and approval process. In addition, if a product that has orphan drug designation and subsequently receives FDA approval, the applicant will have exclusive approval of that drug for the orphan indication for a period of seven years.


         Approvals Outside of the United States. Regulatory procedures similar to those undertaken in the United States are also undertaken in virtually every other country before pharmaceutical products can be marketed there. The approval process and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis or at all. In addition, in those countries where drug prices are regulated, there can be no assurance that the resulting regulated prices will be sufficient to generate an acceptable return on investment to us.

         Like many other biotechnology companies in our stage of development, we rely on third-party collaborators such as clinical research organizations and outside consultants, who assist us in the managing and the monitoring of clinical trials. Moreover, we have a clinical advisory board that meets periodically with our staff and management to discuss present and future clinical testing activities.

Competition

         We believe that our products will face intense competition, not only from the existing generations of therapies, but also from the new ones to be developed. Presently, several competing pharmaceutical companies that have greater resources than we do (e.g., financial, operational, sales, marketing, research and development) are actively engaged in the research and development of new generations of therapies. Thus, we anticipate we will compete not only against the existing therapies, but also against developing new therapies.


         A potential competitor for treatment of cystic fibrosis is a compound in Phase II development by Inspire Pharmaceutical, designated as INS-365. INS-365 interacts with a cellular receptor present in the lung epithelial cells. A potential compromise for the utility of such a compound is the desensitization of the receptors caused by prolonged use; this can be an inherent problem in receptor-specific therapies. To our knowledge, this scientific issue has not been resolved by Inspire. Study results published on INS-365 indicate that INS-365 is relatively safe in early clinical studies. However, the compound caused a precipitous drop in pulmonary function (FEV1) at the dose which demonstrated the greatest efficacy. Recently, Inspire announced that they will pursue development of an analog of INS-365 for treatment of cystic fibrosis.

         One of the biggest breakthroughs in cystic fibrosis research came in 1989, when researchers identified the gene that, when defective, is responsible for the development of cystic fibrosis. Scientists began studying ways to insert copies of the normal gene into cells so that they could produce normal proteins. The normal genes are contained within molecules targeted to seek out defective cells. Commonly, the carriers are virus particles that have been altered to prevent them from causing illness. When a carrier reaches its target, it unloads the genes. Ultimately, the goal is for the new genes to correct the mutation or to make the defective cells susceptible to drug treatment leading to the cure of cystic fibrosis. However, there is no treatment for cystic fibrosis using gene therapy at this time and significant obstacles need to be overcome to develop a treatment. Researchers will need to find a means by which to deliver normal genes and to maintain them indefinitely inside the defective cells in a manner safe to the patient.

         Pulmozyme(R), and TOBI(TM), already on the market, are expected to be synergistic with the use of Moli1901. Mucolytic agents, such as Pulmozyme(R), have generally been ineffective in the treatment of chronic bronchitis. A mucoactive agent such as Moli1901 can dramatically expand this market by acting on the treatment of mucus plugs. There are no marketed mucoactive agents available at this time to compete with Moli1901 in any of the planned indications. A detailed study of the mucoactive compounds under development will be performed before targeting chronic obstructive pulmonary diseases as a new indication.

         Numerous competitors are involved in the pharmaceutical and biotechnology industry in cystic fibrosis gene therapy, including Gen Vec, Genzyme, Targeted Genetics, and Copernicus Therapeutics, Inc. Other competitors such as Dupont, Milkhaus, Solvay Pharmaceuticals, Nexstar Pharmaceuticals/ Gilead, Univax Biologics & Genzyme, Discovery Laboratories, Inspire Pharmaceuticals, Xoma, Warner Lambert, Ucyclid Pharma, and SciClone are developing compounds for the treatment of cystic fibrosis. In addition, competitors developing compounds for septic shock include: Elsai, Icos, Centeon, Eli Lilly, Knoll Pharmaceutical, Warner Lambert, and Chiron/Searle.


Sales and Marketing


         In May of 2001 we entered into an exclusive development and commercialization agreement with InterMune to jointly develop and commercialize Moli1901 for the treatment of a range of pulmonary indications including cystic fibrosis. This agreement includes a license of Moli1901 from us to InterMune for all indications, as well as a license from InterMune to us for all InterMune technology related to products developed pursuant to this agreement. Upon signing, we received an up-front non- refundable payment of $1.5 million, and we will receive additional milestone payments based on the attainment of development milestones for each indication. We and InterMune will jointly develop and commercialize Moli1901 for all indications worldwide, sharing all expenses and, should the product be approved by regulatory authorities in the United States and other parts of the world, both companies will share all profits equally.


Manufacturing


         We have no manufacturing facilities. We intend to use contract manufacturers to produce our drugs rather than develop our own manufacturing capability for the present time. We have not yet selected contract manufacturers for final formulation of Moli1901. GlaxoSmithKline has supplied us with sufficient product to finish current clinical trials. Our reliance on third parties to manufacture our products subjects us to a number of risks. In March 2001 we entered into an agreement with Apotex Fermentation Inc. for the manufacture of the initial Phase II product requirements of Moli1901. Any intellectual property developed by Apotex Fermentation during its performance under this agreement will be owned by us. Apotex Fermentation may terminate this agreement if it determines that it is unable to manufacture Moli1901 in accordance with our specifications. We may terminate the agreement upon the completion of any of the production milestones. Apotex Fermentation will not proceed with any work on a successive milestone without our prior approval. In addition, we have agreed to grant Apotex Fermentation a right of first refusal to supply Moli1901 in future trials or for commercial sales, provided that Apotex Fermentation has successfully delivered Moli1901 in accordance with the terms of the agreement and it is able to provide Moli1901 at a price not to exceed any other manufacturer's price for product that meets the same quality and specifications. We are obligated to make an up front payment of $25,000 when we begin process verification and will be responsible for payments totaling $538,359 upon Apotex Fermentation's achievement of certain milestones and delivery of production materials. If Apotex Fermentation is able to successfully deliver Moli1901 for Phase II trials, it could provide product for additional trials so long as it meets the same quality specifications and price as other third party manufacturers.


Intellectual Property


         The patents for the use of Moli1901 and other compounds similar to Moli1901 known as lantibiotics in cystic fibrosis, bronchitis, asthma, and tuberculosis were assigned to MoliChem R&D by The Wellcome Foundation Ltd. and Glaxo Wellcome, Inc. Since the initial research related to Moli1901 was performed in collaboration with the University of North Carolina at Chapel Hill, this institution was also an assignee of these patent rights. MoliChem R&D therefore negotiated and obtained a license from the University of North Carolina at Chapel Hill to consolidate all the intellectual property rights.

         As discussed previously, an additional proprietary position for Moli1901 emanates from the "orphan drug status" granted by the FDA on December 11, 1997 and by which we will have exclusive marketing rights for seven years following approval to market. Given the life-threatening nature of cystic fibrosis, we are developing Moli1901 under the FDA rules for development of drugs intended to treat life- threatening illnesses known as Subpart E. Subpart E establishes procedures to expedite the development, evaluation, and marketing of new therapies intended to treat persons with life-threatening and severely-debilitating illnesses, especially those where no satisfactory alterative therapy exists. These procedures reflect the recognition that the benefits of a drug need to be evaluated in light of the severity of the disease being treated.

         We have a patent covering the use of Moli56B for the treatment of septic shock in each of France, Germany, Switzerland and Great Britain, all of which expire in 2014. We have submitted a patent application covering methods of treatment using Moli56A and Moli56B in each of the United States, Canada, and Japan.

          We also rely on trade secret protection for some of our confidential and proprietary information. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.


         Moli1901


         We hold five United States patents and an Australian patent, and have three non-U.S. patent applications pending for methods of treatment with Moli1901 in each of Canada, Japan and Europe. The European Patent Office has issued an intent to grant a patent, which we expect in 2001.

         The intellectual property in these patents and patent applications were assigned to us by The Wellcome Foundation Ltd. and Glaxo Wellcome, Inc. in exchange for a 2% net sales royalty. The initial research related to Moli1901 was performed in collaboration with the University of North Carolina at Chapel Hill. In 1997, we consolidated the intellectual property rights by licensing from the University of North Carolina at Chapel Hill its rights to the use of Moli1901 in exchange for a 1% net sales royalty.

         In addition, the orphan drug status granted by the FDA for Moli1901 gives us an additional proprietary position to compounds in this category with seven years of marketing exclusivity that we expect to expire in 2012 and a 50% tax credit for clinical development costs during development.


         Iron Chelates


         We acquired the patent application for the use of iron chelates in the treatment of septic shock from The Wellcome Foundation Ltd. and Glaxo Wellcome, Inc. We have patents covering this in each of France, Germany, Switzerland and Great Britain and patent applications pending in each of the United States, Canada and Japan.


Regulation

         In addition to the new drug and development process described under "Product Development" above, we are also subject to other government regulations. This summary of material regulatory developments and legislation does not purport to describe all present and proposed Federal, state and local regulations and legislation affecting the pharmaceutical industry.

         In both domestic and foreign markets, sales of our product will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status by healthcare payors of newly approved pharmaceuticals. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require a significant amount of resources.

         Our product candidates may not be considered cost-effective by some healthcare payors. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected. If our products do not receive market acceptance, our business, financial condition and results of operations will be materially adversely affected.

Employees


         As of September 21, 2001, we had six employees; four are in executive positions, one is in a technical position and one is administrative. We expect to add another executive in July 2001 and intend over the next 12 months to hire additional persons for research and development, finance, management information systems, human resources and support and administration.

Facilities


         Our principal offices are located in a 3,300 square foot space in Chapel Hill, North Carolina. Our lease for this space is for three years and provides for an initial monthly rental of $6,348.


Legal Proceedings

         We are not a party to any material legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers

         We have five directors. Each of these directors will serve one-year terms. The members of our Board of Directors and our executive officers, together with their respective ages and certain biographical information, are set forth below. Our officers are elected by, and serve at the designation and appointment of, the Board of Directors.



Name                           Age                    Position
----                           ---                    --------
Luis Molina                     50        President, Chief Executive Officer
                                          and Director

Gilles Cloutier                 57        Chairman of the Board, Chief
                                          Business Officer and Director

Terry Williams                  44        Secretary

Ronald E. Keeney                58        Executive V.P., Chief Medical
                                          Officer and Director

Vatche Tchakmakian              39        Director

Jacques Gagne                   58        Director


         Luis Molina, Ph.D., Founder, President, CEO and Director. Dr. Molina has been President, CEO and a director of MoliChem Medicines since January 2001 and President, CEO and Chief Scientific Officer of MoliChem R&D since January 1995. Dr. Molina is responsible for daily operations of MoliChem Medicines and acts also as Scientific Director. Dr. Molina created MoliChem R&D in 1995 to exploit the licenses of his inventions at Burroughs Wellcome Company and to continue the development of the Moli1901. While at Burroughs Wellcome Company, he invented and showed proof of principle for the use of Moli1901 for the treatment of cystic fibrosis and was its International Project Leader (1992-1995). He is also one of the inventors for the use of transition metal complexes in septic shock, and was Program Leader at Burroughs Wellcome Company (1992-1995) in this therapeutic area.

In these roles, he led and championed multidisciplinary teams and served as technical and research expert in all aspects of the projects. He was a team member of the research and development international teams involved in the study of nitric oxide synthase inhibitors. In addition, he conducted studies of intracellular targets and transport of nitric oxide at a basic research level. During fifteen years of research, ten of them at Burroughs Wellcome Company (1985-1995), he authored 34 publications and 8 patents. He earned a Ph.D. degree at the University of Buenos Aires, Argentina, for work performed on inhibitors of protein kinases working at the Foundation Campomar as a member of a research team directed by the Nobel Laureate Luis F. Leloir.

         Gilles Cloutier, Ph.D., Chairman of the Board, Chief Business Officer and Director. Dr. Cloutier has been Chief Business Officer, Chairman of the Board and a director of MoliChem Medicines and MoliChem R&D since January 2001. He is also the Executive Vice President of Business Development of United Therapeutics Corporation, and one of its founders. Dr. Cloutier has over twenty years of experience in the pharmaceutical industry and contract research organizations providing strategic support to the biotechnology and pharmaceutical industries. As Vice President of Cato Research, Dr. Cloutier led his team to the successful preparation of numerous orphan drug applications, investigational new drug applications, new drug applications, and a new drug study. At Quintiles, Inc., he served as Vice President of Clinical Operations. During his 13 years at Burroughs Wellcome Co., Dr. Cloutier headed the Department of Medical Services, after leading the Neurology/Anesthesiology Section. He has served as Professor at both the University of Montreal, the University of North Carolina, and the University of Colorado Medical Center. His experience has taken him from the United States, to Canada and Europe, in drug development in all phases from investigational new drug application to new drug application filings, both at the strategic planning and the execution of the work stages needed for the successful approval of several investigational agents. Dr. Cloutier has served as President and Trustee of the Associates of Clinical Pharmacology and is on the Board of Directors of the Epilepsy Foundation of America. Dr. Cloutier graduated from the University of Montreal with a Ph.D. in Pharmacology and has made numerous presentations and has 33 publications.

         Terry Williams, Secretary. Ms. Williams has been Secretary of MoliChem Medicines and MoliChem R&D since January 2001 and has been an employee of MoliChem R&D since January 1999. She has 17 years of experience in the pharmaceutical industry in functional and leadership roles in both Clinical Research and Drug Development strategic management. She served as a Clinical Research Scientist at Burroughs Wellcome Co., where she was responsible for the design and implementation of international clinical trials and programs, including monitoring and management of multi-center programs. Ms. Williams also served as an International Project Manager at Burroughs Wellcome Co., where she designed and managed the implementation of strategic plans toward international development of compounds in the therapeutic areas of Respiratory, Cardiovascular, Central Nervous System, Psychiatry, as well as compounds designated as acute care interventions. She provided synergistic leadership with International Project Leaders, including Dr. Molina, providing business and strategic input to multi-disciplinary drug development teams. Additionally, she has experience working as a consultant to start-up pharmaceutical companies, providing strategic and operations advice toward the set-up of drug development organizations and the international development of drugs in Respiratory and critical care. She earned a Bachelor of Science degree in Natural Sciences and Education from Campbell University and has pursued advanced education in the areas of international drug development, languages, and business management. Ms. Williams has also completed course work in advanced Project Management sponsored by the Project Management Institute.


         Ronald E. Keeney, M.D., Director. Dr. Keeney has been a director of MoliChem Medicines since January 2001, a director of MoliChem R&D since April 1998 and Executive V.P. and Chief Medical Officer of MoliChem R&D since September 2001. He has held top level positions at Glaxo Research Institute from 1985 to 1995, acting as Vice President-Resources Administration, Vice President-Medical Affairs, and Director of Clinical Development, where he built and managed the clinical development, drug surveillance, and pharmacoeconomics departments. At Burroughs Wellcome Co., Dr. Keeney was Virology Medical Advisor from 1977 to 1985, designing and directing the clinical evaluation of anti-herpes virus drugs, yielding four approved new drug applications. He set new standards at the FDA with his evaluation of Zovirax, thus creating the basic guidelines now used internationally. As Clinical Professor (1977-2001) at the University of North Carolina School of Medicine, he taught pediatrics and clinical research.

         Vatche Tchakmakian, C.A., Director. Mr. Tchakmakian, the former President of MoliChem Medicines from December 2000 to January 2001, has been a director of MoliChem Medicines since December 2000 and a director of MoliChem R&D since January 2001. He is a chartered accountant specializing in public companies and securities regulations in Canada. He serves as Chief Financial Officer and Secretary for several public companies in the biotech and mining sectors. From 1988 to 1993, he managed audit assignments at Price Waterhouse for a number of large private and public companies. Mr. Tchakmakian received his B.S. in Public Accounting from Ecoles des Hautes Etudes Commerciales, University of Montreal.

         Jacques Gagne, Ph.D., Director. Dr. Gagne has been a director of MoliChem Medicines and MoliChem R&D since January 2001. He is the Executive Director of the Frosst Healthcare Foundation and is currently President of Prix Galien Canada and Chairman of the Editorial Board of l'Actualite Pharmaceutique. He completed a Master's Degree and a Ph.D. in Pharmacology from the University of Montreal. Dr. Gagne was a Medical Research Council of Canada Fellow at the University of California- San Francisco where he worked under Dr. Sidney Riegelman. He started his career as a Professor at the Faculty of Pharmacy, University of Montreal, and was Dean from 1982 to 1990. In 1990, he created the Institute for Research in Industrial Pharmacy and was its founding Director General. Dr. Gagne was Chairman of the Board of LAB International Holdings, Inc., and currently serves as Chairman of the Board of Pharmagene, Inc., URRMA Biopharma, Sante 3e Millenaire (S3M), and Quantis Formulation, Inc. Dr. Gagne has served as Member of the Board and Vice President of the Quebec Order of Pharmacists. He has held positions of President of the Association of Faculties of Pharmacy of Canada and of the Association of Deans of Pharmacy of Canada and was Secretary-Treasurer of PharmaVision Quebec. Dr. Gagne was also Adviser to the Quebec Ministry of Health and Social Services. Dr. Gagne is an active member of numerous professional and scientific organizations as well as a member of the Advisory Board of the Health Research Foundation of Canada's Research-Based Pharmaceutical Companies of Canada.

Scientific Advisory Board


         William Guggino, Ph.D., Professor of Physiology and Professor of Pediatrics, The Johns Hopkins University Medical School. Dr. Guggino advises in medical and biochemical aspects of the development of Moli1901. In addition to his academic and research obligations, Dr. Guggino is the Director of the National Institute of Lung, Blood, and Heart Cystic Fibrosis Gene Therapy Center, and Director of National Institute of Diabetes, Digestive, and Kidney Diseases Specialized Center of Research in cystic fibrosis. Dr. Guggino is a graduate of the University of North Carolina at Chapel Hill, and was a fellow at Yale Medical School. During his career, Dr. Guggino has developed methods and techniques to understand the function and pathophysiology of water channels, ion channels and, in particular, cystic fibrosis transmembrane regulators. He is also involved in the research and development of viral vectors to effectively transfect the cystic fibrosis transmembrane regulator gene into human cells. Dr. Guggino and his research team have also characterized the different functions of cystic fibrosis transmembrane regulators in the context of different cystic fibrosis mutations.

         Pamela Zeitlin, M.D., Associate Professor of Pediatrics, The Johns Hopkins University School of Medicine. Dr. Zeitlin advises on all aspects of the clinical development of Moli1901. She performed the first nasal application of Moli1901 in humans. Dr. Zeitlin is a Member of the Medical Biochemistry Study Section, Division of Research Grants, National Institutes of Health. She holds academic degrees from Stanford and Yale and was Fellow of Pediatric Pulmonary Medicine at The Johns Hopkins University School of Medicine. She is actively involved in several aspects of ion transport in cystic fibrosis cellular models, cystic fibrosis transmembrane regulators, gene transfer and expression protocols, and regulation of the activity of cystic fibrosis transmembrane regulators. Dr. Zeitlin has authored 23 publications in the fields of cystic fibrosis and gene transfer.


         William E. Weiser, Ph.D., Executive Director at Magellan Laboratories Incorporated. Dr. Weiser advises us in all aspects of technical development for Moli1901. He presently directs a pharmaceutical analysis group responsible for method development, method validation, stability testing, and process validation in a Good Laboratory Practices / Good Manufacturing Practices compliant contract analytical laboratory. Dr. Weiser earned a Ph.D. in Analytical Chemistry at Purdue University in 1986. In his previous position as a Technical Development Coordinator at Burroughs Wellcome Company (1993-1995), he was involved in the technical aspects of the development of Moli1901. He was responsible for international coordination of the Technical Development components of regulatory submissions and facilitated several successful Investigational New Drug submissions. As a Development Scientist at Burroughs Wellcome Company (1986-1994), he developed analytical methods to support process development and registration of new drug substances. He also evaluated and introduced new analytical technology for pharmaceutical analysis. Dr. Weiser has authored the drug substance analytical section of several Investigational New Drugs.

                             EXECUTIVE COMPENSATION


         The following table shows compensation earned by our Chief Executive Officer and President during fiscal 2000, 1999 and 1998. Since MoliChem Medicines did not compensate any executive during fiscal 2000, 1999 and 1998, the information in the table includes compensation paid or awarded by

MoliChem R&D only. No executive officer other than Dr. Molina received total annual compensation in excess of $100,000 during fiscal 2000, 1999 and 1998.




                           Summary Compensation Table

                                                                                              Long Term Compensation
                                                                                ---------------------------------------------------
                                                 Annual Compensation                     Awards                     Payouts
                                      ----------------------------------------  ------------------------     ----------------------
                                                                                Restricted    Securities
                                                                  Other Annual    Stock       Underlying      LTIP       All Other
          Name And                                    Bonus       Compensation    Awards       Options/      Payouts      Compen-
    Principal Positions       Year    Salary ($)       ($)            ($)          ($)         SARs (#)        ($)       sation ($)
    -------------------       ----    ---------        ---            ---          ---         --------        ---       ----------
Luis Molina, President and    2000      96,102          0              0            0              0            0            0
Chief Executive Officer       1999     104,844          0              0            0              0            0            0
                              1998      70,828          0              0            0              0            0            0



Compensation Arrangements

         On January 30, 2001 MoliChem Medicines and MoliChem R&D entered into an employment agreement with Luis Molina employing him as MoliChem R&D's Chief Executive Officer and President for three years and is automatically renewable for two more years at Mr. Molina's option. This agreement provides for (a) an annual base salary of $150,000, and (b) incentive compensation at our Board of Director's discretion, including an annual bonus of 20% of his annual base salary. This agreement also provides for the grant of a stock option to Mr. Molina to purchase 350,000 shares of our common stock at $1.50 per share. 220,000 shares of such option are currently exercisable, 30,000 shares will become exercisable upon performance related to the InterMune Agreement and 100,00 shares will become exercisable in connection with new technology performance.

         On January, 30, 2001, MoliChem Medicines and MoliChem R&D entered into an employment agreement with Terry Williams employing her as MoliChem R&D's Director of Development for three years and is automatically renewable for two more years at Ms. Williams' option. This agreement provides Ms. Williams with
(a) an annual base salary of $100,000, and (b) incentive compensation at our Board of Director's discretion, including an annual bonus of 20% of Ms. William's annual base salary. This agreement also provides for the grant of a stock option to Ms. William's to purchase 400,000 shares of our common stock at $ 1.50 per share. This option is exercisable as follows: 136,667 shares are currently exercisable; 77,778 shares will become exercisable on January 30, 2002 and on January 30, 2003; 30,000 shares will become exercisable upon performance related to the InterMune Agreement; and 77,777 shares will become exercisable on January 30, 2004.


         On April 15, 2001, MoliChem R&D entered into an employment agreement with Gilles Cloutier employing him as MoliChem R&D's Chief Business Officer on a part-time basis for two years, automatically renewable for additional one year terms. This agreement provides Dr. Cloutier with (a) an annual base salary of $90,000, and (b) incentive compensation at our Board of Director's discretion, including an annual bonus of 20% of Dr. Cloutier's annual base salary. This agreement also provides for the grant of a stock option to Dr. Cloutier to purchase 350,000 shares of our common stock at $1.50 per share. All 350,000 shares became exercisable on June 22, 2001. This agreement also provides for six months severance pay in the event
(i) Dr. Cloutier terminates his employment as a result of his title or duties being materially diminished, other than for good cause, or (ii) Dr. Cloutier's position is eliminated as a result of a change of control.

         On September 17, 2001, MoliChem R&D entered into an employment agreement with Ronald Keeney employing him as MoliChem R&D's Executive Vice President and Chief Medical Officer. This agreement provides Dr. Keeney with (a) an annual base salary of $125,000, (b) a signing bonus in the amount of $30,000, and (c) incentive compensation at our Board of Director's discretion, including an annual bonus of 20% of Dr. Keeney's annual base salary. This agreement also provides for the grant of a stock option to Dr. Keeney to purchase 100,000 shares of our common stock at$1.50 per share. This option is exercisable at a rate of 1/36 of the shares per month for three years beginning on October 1, 2001. In addition, Dr. Keeney may be granted additional options upon meeting certain revenue and funding targets to be established by us. In the event Dr. Keeney is terminated for other than cause, he shall be entitled to six months severance pay.


Option Grants in Last Fiscal Year

         We did not grant any stock options to the executive named in the Summary Compensation Table during fiscal year 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

         No options were held by or exercised by the executive named in the Summary Compensation Table during fiscal year 2000.

Stock Option Plan and Other Long-term Incentive Plan

         We currently do not have any Stock Option Plan or any Long-term Incentive Plan.


Directors' Compensation and Committees


         We have not paid and do not presently propose to pay compensation to any director for acting in such capacity, except for the grant of options and reimbursement for reasonable out-of-pocket expenses in attending meetings.


         We have one formal committee, the Audit Committee, which consists of Luis Molina, Vatche Tchakmakian and Ronald Keeney. The functions of the Audit Committee include: (i) recommending for approval by the Board of Directors a firm of certified public accountants whose duty it will be to audit our financial statements for the fiscal year in which they are appointed, and (ii) to monitor the effectiveness of the audit effort, our internal financial and accounting organization and controls, and financial reporting. The Audit Committee will also consider various capital and investment matters.

         We do not currently have a stock option committee or a nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any stockholder entitled to vote for the election of directors. Special meetings may be held from time to time to consider matters for which approval of the Board of Directors is desirable or is required by law. The Board of Directors of MoliChem Medicines did not meet during fiscal 2000 but acted on several matters by written consent. Since MoliChem Medicines' acquisition of MoliChem R&D in January 2001, its Board of Directors met three times and acted on numerous matters by written consent. The Audit Committee did not meet during fiscal 2000 or thereafter.


Executives' Compensation Policies

         Compensation of our executives is intended to attract, retain, and reward persons who are essential to the corporate enterprise. The fundamental policy of our executive compensation program is to offer competitive compensation to executives that appropriately recognizes the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance and relies substantially on the executives in doing so. The Board focuses on two primary components of our executives compensation program, each of which is intended to reflect individual and corporate performance: base salary and long-term incentive compensation.

         Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom we expect to compete for executive talent and with reference to revenues, gross profits, and other financial criteria. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries.

         It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term stockholder value. Accordingly, the Board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of our stockholders. Awards of stock options to executives have historically been at then-current market prices. The Board believes that option grants should be considered on an annual basis, when appropriate.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information regarding the beneficial ownership of our common stock as of September 21, 2001. The information in this table provides the ownership information for:

         o each person known by us to be the beneficial owner of more than 5% of our common stock;


         o    each of our directors;

         o    each of our executive officers; and

         o our executive officers, directors and director nominees as a group.


         Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.




Name and Address                               Number of Shares       Percentage
of Beneficial Owner                           Beneficially Owned     Outstanding*
-------------------                           ------------------     ------------
Dr. Luis Molina                                 7,936,000 (1)           44.34%
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

W. Lowry Caudill                                  2,093,621             11.85%
5105 Hallmark BD
Durham, NC 27712

Alfred G. Childers                                2,093,621             11.85%
106 Laurenbrook Ct.
Cary, NC 27511

Robert J. Harvey                                  1,311,720             7.40%
3609 Swift Dr.
Raleigh, NC 27606

Dacha Capital Inc. (2)                          1,000,000 (3)           5.50%
1801 McGill College Avenue
Suite 1260
Montreal, Quebec, H3A2N4

Multivox Marketing, Inc. (4)                    1,000,000 (3)           5.50%
275 St. Jacques Street West
Montreal, Quebec, H2Y1M9

Gilles Cloutier                                  570,000 (5)            3.13%
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

Terry L. Williams                                 136,667 (6)            .77%
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

Ronald E. Keeney                                 128,471 (7)             .72%
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

Name and Address                               Number of Shares       Percentage
of Beneficial Owner                           Beneficially Owned     Outstanding*
-------------------                           ------------------     ------------
Vatche Tchakmakian                                150,000 (8)            .84%
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

Jacques Gagne                                     114,000 (9)            .64
MoliChem Medicines, Inc.
100 Europa Drive, Suite 421
Chapel Hill, North Carolina 27514

All Executive Officers and                      9,032,361 (10)         50.64
Directors as a Group (6 persons)


-------------------

* The percentages computed in this column of the table are based upon 17,679,287 shares of common stock outstanding on October 2, 2001 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of stock purchase warrants and stock options currently exercisable or exercisable within 60 days of October 2, 2001.

(1) Includes 220,000 shares of common stock underlying a presently exercisable stock option at $1.50 per share. Does not include 130,000 shares of common stock underlying a stock option not exercisable within the next 60 days.

(2) Jean-Guy Lambert is the President and a director of Dacha Capital, Inc. and has the investment power over the securities held by Dacha Capital.

(3) Includes 500,000 shares of common stock underlying a presently exercisable stock purchase warrant at $1.50 per share.

(4) Claude Gendron is the sole owner of Multivox Marketing, Inc. and therefore has sole voting power and investment power over the securities held by Multivox Marketing.

(5) Includes 550,000 shares of common stock underlying presently exercisable stock options at $1.50 per share.

(6) Represents shares of common stock underlying a presently exercisable stock option at $1.50 per share. Does not include 263,333 shares of common stock underlying a stock option not exercisable within the next 60 days.

(7) Represents (a) 20,138 shares of common stock underlying a presently exercisable stock option at $.01 per share and (b) 108,333 shares of common stock underlying presently exercisable stock options at $1.50 per share. Does not include 91,667 shares of common stock underlying a stock option not exercisable within the next 60 days.

(8) Represents shares of common stock underlying a presently exercisable stock option at $1.50 per share.

(9) Includes 100,000 shares of common stock underlying a presently exercisable stock option at $1.50 per share.

(10) Includes shares of common stock underlying stock options exercisable within the next 60 days.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         None of the following parties has, during the last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

         o    Any of our directors or officers;

         o    Any person proposed as a nominee for election as a director;


         o Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

         o    Any promoters;

         o Any relative or spouse of any of the foregoing persons who has the same house as such person.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         Our common stock currently trades on the Pink Sheets under the symbol "MLCM". The last trade price of our common stock on September 21, 2001 was $2.50. We intend to apply for listing of our common stock on the Over-the-Counter Bulletin Board. As of September 27, 2001 we had approximately 185 beneficial stockholders of our common stock. We have not declared any dividends, and we do not plan to declare any dividends on our common stock in the foreseeable future. The following table presents the high and low closing bid prices of the common stock for the periods indicated. The quotations were obtained from Pink Sheets LLC and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.


                                     HIGH                      LOW
                                     ----                      ---
         2001
         Second Quarter              $ 4.75                    $ 2.60
         First Quarter               $ 3.25                    $  .87

         2000
         Fourth Quarter              $ 1.95                    $  .18
         Third Quarter               $  .18                    $  .18
         Second Quarter              $  .20                    $  .10
         First Quarter               $  .10                    $  .10

         1999
         Fourth Quarter              $  .20                    $   .10
         Third Quarter               $  .15                    $   .15
         Second Quarter                Unpriced
         First Quarter                 Unavailable *


------------------
* First available May 14, 1999

                            DESCRIPTION OF SECURITIES


         This description of our securities is of MoliChem Medicines' securities. It is only a summary of all of the material provisions of MoliChem Medicines' securities and may therefore not include certain information that may be important to you. For more complete information, you should read MoliChem Medicines' certificate of incorporation and bylaws.

         Our capital stock currently consists of 80,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by the Board of Directors.

Common Stock


         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of :


         o all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

         o all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

         o all liquidation preferences on any then outstanding preferred stock.


         Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid, and non-assessable. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


Preferred Stock


         Our Board of Directors is authorized, without further stockholder approval, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Anti-Takeover Effects of Certain Provisions of MoliChem Medicines' Certificate of Incorporation, Bylaws and Delaware Law

         Issuance of preferred stock. As noted above, our Board of Directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.


         Delaware law. If we become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in the manner prescribed in the statute. As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent


         Computershare Trust Company, Inc., Denver, Colorado, is the transfer agent for our common stock, and its affiliate office in Montreal, Canada is its co-agent.


                              SELLING STOCKHOLDERS


         All of the shares of our common stock offered under this Prospectus may be resold by the holders who either have previously acquired their shares or who will acquire such shares from us upon the exercise of outstanding options and warrants. We will not receive any of the proceeds from such sales of shares offered under this Prospectus, but will receive the exercise price upon the exercise of outstanding options and warrants.


         All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the resale of shares by selling stockholders will be borne by such holders.


         The selling stockholders are offering a total of 9,482,530 shares of our common stock. The following table sets forth:


         o    the name of each person who is a selling stockholder;

         o the number of securities owned by each such person at the time of this offering; and


         o the number of shares of common stock such person will own after the completion of this offering.

         The following table assumes the exercise of all options and warrants held by each such stockholder. The column "Shares Owned Prior to the Offering" includes shares of common stock issuable upon exercise of all options and warrants. The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this Prospectus.

                                                                  Shares Owned Prior to the    Shares Owned After the
                                                                          Offering                   Offering
                                                                          --------                   --------
                                           Number of
Selling Stockholder                      Shares Offered              Number         Percent*    Number         Percent
-------------------                      --------------              ------         -------     ------         -------
W. Lowry Caudill                             2,093,621 (1)          2,093,621       11.85%        0               0%
Alfred Childers                              2,093,621 (1)          2,093,621       11.85%        0               0%
Robert Harvey                                1,311,720 (1)          1,311,720        7.40%        0               0%
Dacha Capital Inc.                           1,000,000 (2)          1,000,000        5.50%        0               0%
Multivox Marketing, Inc.                     1,000,000 (2)          1,000,000        5.50%        0               0%
Gilles Cloutier (3)                            550,000 (4)            550,000        3.02%        0               0%
Terry Williams (5)                             400,000 (6)            400,000        2.21%        0               0%
John and Cynthia Shackles, J/T                 154,320 (1)            154,320        **           0               0%
Vatche Tchakmakian (7)                         150,000 (6)            150,000        **           0               0%
Ronald Keeney (7)                              220,138 (8)            220,138        1.23%        0               0%
Jacques Gagne (7)                              100,000 (6)            100,000        **           0               0%
Jean-Guy Lambert                               100,000 (6)            100,000        **           0               0%
Claude Gendron                                 100,000 (6)            100,000        **           0               0%
KGL Investments, Ltd.                           50,000                 50,000        **           0               0%
John E. Dillberger                              49,382 (1) (9)         49,382        **           0               0%
Ronald Stanton                                  30,864 (1) (9)         30,864        **           0               0%
Richard Franco                                  30,864 (1)(10)         30,864        **           0               0%
Read McNamara                                   28,000 (6)             28,000        **           0               0%
Paul Mahon                                      10,000 (6)             10,000        **           0               0%
Caroline Rockafellow                            10,000 (6)             10,000        **           0               0%
Total                                        9,482,530              9,482,530                     0               0%




------------------
* The percentages computed in this column of the table are based upon 17,679,287 shares of common stock outstanding on October 2, 2001 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of stock purchase warrants and stock options currently exercisable or exercisable within 60 days of October 2, 2001.
**   Indicates less than one percent of the total outstanding common stock.
------------------

(1)  These shares are subject to a one year lock-up through January 17, 2002.
(2) Includes 500,000 shares of common stock underlying a stock purchase warrant exercisable at $1.50 per share.
(3) Chairman of the Board, Chief Business Officer and a director of MoliChem Medicines.
(4) Represents shares of common stock underlying stock options exercisable at $1.50 per share.
(5)  Secretary of MoliChem Medicines.
(6) Represents shares of common stock underlying a stock option exercisable at $1.50 per share.
(7)  A director of MoliChem Medicines.
(8) Represents (a) 20,138 shares of common stock underlying a stock option exercisable at $0.01 per share, and upon exercise are subject to a one-year lock-up and (b) 200,000 shares of common stock underlying stock options exercisable at $1.50 per share.

(9) Represents shares of common stock underlying a stock option exercisable at $.01 per share.
(10) Includes 20,864 shares of common stock underlying a stock option exercisable at $.01 per share.


                              PLAN OF DISTRIBUTION


         The shares covered by this Prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledges, transferees, or other successors-in-interest selling shares received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution, or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale. Such resales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may resell their shares by one or more of, or a combination of, the following methods:


         o purchase by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus:

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o    in privately negotiated transactions; and

         o    in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


         To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions pursuant to the provisions of the Securities Act. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction).


         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this Prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption form the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a Prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities which might accrue under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the Registration Statement.

                                     EXPERTS

         Rogoff & Co., P.C., independent certified public accountants, audited our financial statements as of December 31, 2000, and for the year then ended. In including those financial statements in this Prospectus, we have relied on the authority of Rogoff & Co., P.C., as an expert in accounting and auditing.

                                  LEGAL MATTERS


         Kaplan Gottbetter & Levenson, LLP, New York, New York, is securities counsel to us and will pass on the validity of the issuance of the shares to be sold by us and the selling stockholders. The partners of Kaplan Gottbetter & Levenson, LLP, own 50,000 shares of our common stock, of which all are included for resale in this Prospectus. Daniels & Daniels, P.A., Durham, North Carolina, will continue to serve us as corporate counsel. Caroline Rockafellow of Daniels & Daniels holds a stock option to purchase 10,000 shares of our common stock, all of the shares underlying such option are included for resale in this Prospectus.

                     COMMISSION POSITION ON INDEMNIFICATION

         Section 145(a) of the General Corporation Law of Delaware("GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         Article X of our By-laws, as amended, on indemnification provides as follows:

         "Any person who at any time serves or has served as a director or officer of the Corporation, or in such capacity at the request of the Corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding.

         To the extent permitted by law, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified hereunder by the Corporation.

         If a person claiming a right to indemnification under this Section obtains a nonappealable judgment against the Corporation requiring it to pay substantially all of the amount claimed, the claimant shall be entitled to recover from the Corporation the reasonable expense (including reasonable legal fees) of prosecuting the action against the Corporation to collect the claim.

         Notwithstanding the foregoing provisions, the Corporation shall indemnify or agree to indemnify any person against liability or litigation expense he may incur if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his action was unlawful.

         The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this Bylaw, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him and giving notice to, and obtaining approval by, the stockholders of the Corporation.

         Any person who at any time after the adoption of this Bylaw serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this Bylaw.

         Unless otherwise provided herein, the indemnification extended to a person that has qualified for indemnification under the provisions of this
Article X shall not be terminated when the person has ceased to be a director, officer, employee or agent for all causes of action against the indemnified party based on acts and events occurring prior to the termination of the relationship with the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person."

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed this registration statement on Form SB-2 with the Securities and Exchange Commission covering the sale of the shares we and the selling stockholders are offering. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this Prospectus. Statements in this Prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits, and schedules also contain further information about us and the shares we are offering. Anyone may inspect a copy of the registration statement without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office located at c/o Division of Enforcement, 450 Fifth Street, NW, Washington, DC 20549-0801 until approximately October 15, 2001 and at 233 Broadway, New York, New York 10279 thereafter; and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511. Copies of all or any part of the registration statement may be obtained from the Public Reference Branch of the Commission by paying the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information about companies that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Auditor's Report................................................................................................F-2

Consolidated Balance Sheets as of June 30, 2001 [unaudited] and December 31, 2000...............................F-3

Consolidated Statements of Operations for the three and six months ended June
         30, 2001 [unaudited] and 2000, years ended December 31, 2000 and 1999, and for the period from December 22, 1995 (inception of MoliChem R&D)
         to June 30, 2001 [unaudited] and December 22, 1995 to December 31, 2000................................F-4

Consolidated Statements of Cash Flows for the three and six months ended June
         30, 2001 [unaudited] and 2000, years ended December 31, 2000 and 1999, and for the period from December 22, 1995 (inception of MoliChem R&D)
         to June 30, 2001 [unaudited] and December 22, 1995 to December 31, 2000................................F-5

Consolidated Statement of Stockholder's Equity for the period from December 22,1995
         (inception of MoliChem R&D) to June 30, 2001 [unaudited]...............................................F-6

Notes to Consolidated Financial Statements........................................................ F-7 through F-15

                          Independent Auditors' Report

The Board of Directors and Stockholders
MoliChem Medicines, Inc.


Gentlemen:


         We have audited the accompanying consolidated balance sheet of MoliChem Medicines, Inc. as of December 31, 2000, and the related consolidated statements of operations, of cash flows and of stockholders' equity for the years ended December 31, 2000 and 1999 and the period from December 22, 1995 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MoliChem Medicines, Inc. at December 31, 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and the period from December 22, 1995 (inception) to December 31, 2000 in conformity with generally accepted accounting principles.


New York, New York
Date: August 21, 2001

                     Molichem Medicines, Inc. and Subsidiary
                          (A Development Stage Company)

                           Consolidated Balance Sheets


                                     Assets


                                                          June 30,           December 31,
                                                            2001                2000
                                                          ----------          ----------
                                                         (Unaudited)          (Audited)
Current Assets
  Cash                                                   $ 2,378,446                $    65,908
  Receivables                                                    300                          -
  Prepaid expenses                                             4,602                      4,803
                                                         -----------                -----------
    Total current assets                                   2,383,348                     70,711
                                                         -----------                -----------
Property and Equipment-net of accumulated
  depreciation of $7,575 and $6,629                           12,741                      5,437

Other Assets
  Intangible assets-net of accumulated
    Amortization of $2,508 and $2,426                          1,483                      1,565
  Deferred tax asset                                         364,588                          -
                                                         -----------                -----------
    Total other assets                                       366,071                      1,565
                                                         -----------                -----------
Total Assets                                             $ 2,762,160                $    77,713
                                                         ===========                ===========
                 Liabilities and Stockholders' Equity

Current Liabilities
 Accrued expenses                                        $   127,118                $    57,872
 Notes payable due in less than one year                           -                     80,000
 Withheld and accrued payroll taxes                           12,625                      5,528
 Contract deposit                                                  -                     50,000
 Accrued income tax                                          264,498                          -
                                                         -----------                -----------
    Total current liabilities                                404,241                    193,400
                                                         -----------                -----------
Long-Term Liabilities
  Notes payable due in more than one year                          -                    106,534
                                                         -----------                -----------
    Total long-term liabilities                                    -                    106,534
                                                         -----------                -----------
  Total liabilities                                          404,241                    299,934
                                                         -----------                -----------
Stockholders' Equity
  Common stock (par value $0.0001) issued
     and outstanding 17,679,287 and
         21,838,773 shares                                     1,867                      2,184
  Additional paid-in capital                               2,513,095                    219,982
  Deficit                                                   (157,043)                  (444,387)
                                                         -----------                -----------
      Total stockholders' equity (deficit)                 2,357,919                   (222,221)
                                                         -----------                -----------
Total Liabilities and Stockholders' Equity               $ 2,762,160                $    77,713
                                                         ===========                ===========


          See accompanying Notes to Consolidated Financial Statements.

                     Molichem Medicines, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
               For the Three Months Ended June 30, 2001 and 2000,
                 Six Months Ended June 30, 2001 and 2000, Years
   Ended December 31, 2000 and 1999, and Periods December 22, 1995 (Inception)
                     to June 30, 2001 and December 31, 2000


                                                   Three Months    Three Months    Six Months      Six Months          Year
                                                      Ended           Ended           Ended           Ended            Ended
                                                     June 30,        June 30,        June 30,        June 30,       December 31,
                                                       2001            2000            2001            2000             2000
                                                    -----------     -----------     -----------     -----------     -----------
                                                   (Unaudited)      (Unaudited)     (Unaudited)     (Unaudited)      (Audited)
Revenue:
  Grant Income                                      $    70,045     $   334,647     $   158,828         632,098     $   759,575
License Agreement Income                              1,450,000               -       1,500,000               -               -
                                                    -----------     -----------     -----------     -----------     -----------
Total Revenue                                         1,520,045         334,647       1,658,828         632,098         759,575
                                                    -----------     -----------     -----------     -----------     -----------

Operating Expenses:
Product development costs                               130,078         104,711         140,620         282,142         415,133
General and Administrative                            1,563,389          71,347       1,794,999         171,408         377,468
Depreciation and Amortization                               493             852           1,027           1,704           3,405
                                                    -----------     -----------     -----------     -----------     -----------

Total Operating Expenses                              1,693,960         176,910       1.936.646         455,254         796,006
                                                    -----------     -----------     -----------     -----------     -----------

Income (loss) from Operation                           (173,915)        157,737        (278,818)        176,844         (36,431)
                                                    -----------     -----------     -----------     -----------     -----------

Other Income and Expense
  Interest expense                                       (2,858)         (3,483)         (6,341)         (6,966)        (13,931)
  Interest income                                        19,306             871          30,669           1,164           2,271
                                                    -----------     -----------     -----------     -----------     -----------

Total Other Income and Expense                           16,448          (2,612)         24,328          (5,802)        (11,660)
                                                    -----------     -----------     -----------     -----------     -----------
Net Income (loss) before taxes                         (157,467)        155,125        (253,490)        171,042         (48,091)
Provision for Taxes                                     (91,789)              -        (100,090)              -               -
                                                    -----------     -----------     -----------     -----------     -----------
Net Income (loss)                                   $   (65,678)    $   155,125     $  (153,400)    $   171,042     $   (48,091)
                                                    ===========     ===========     ===========     ===========     ===========
Net Income (loss) per share
  Basic                                             $   (0.0037)    $    0.0183     $   (0.0091)    $    0.0202     $   (0.0057)
                                                    ===========     ===========     ===========     ===========     ===========
Net Income (loss) per share -
  Diluted                                           $   (0.0037)    $    0.0180     $   (0.0091)    $    0.0199     $   (0.0057)
                                                    ===========     ===========     ===========     ===========     ===========



                                                       Year
                                                       Ended                     December 22, 1995 to
                                                    December 31,            June 30,          December 31,
                                                        2000                 2001                2000
                                                    -----------          -----------          -------------
                                                     (Audited)            (Unaudited)          (Unaudited)
Revenue:
  Grant Income                                        $   401,250         $ 1,609,653         $ 1,450,825
License Agreement Income                                        -           1,500,000                   -
                                                      -----------         -----------         -----------
Total Revenue                                             401,250           3,109,653           1,450,825
                                                      -----------         -----------         -----------
Operating Expenses:
Product development costs                                 293,443           1,014,621             800,335
General and Administrative                                223,992           2,779,151           1,054,176
Depreciation and Amortization                               2,402              10,083               9,056
                                                      -----------         -----------         -----------
Total Operating Expenses                                  519,837           3,803,855           1,863,567
                                                      -----------         -----------         -----------
Income (loss) from Operation                             (118,587)           (694,202)           (412,742)
                                                      -----------         -----------         -----------
Other Income and Expense
  Interest expense                                        (17,603)            (39,525)            (33,184)
  Interest income                                           2,911              35,850               5,182
                                                      -----------         -----------         -----------
Total Other Income and Expense                            (14,692)             (3,675)            (28,002)
                                                      -----------         -----------         -----------
Net Income (loss) before taxes                           (133,279)           (697,877)           (440,744)
Provision for Taxes                                            50            (100,090)                  -
                                                      -----------         -----------         -----------
Net Income (loss)                                     $  (133,329)        $  (597,787)        $  (440,774)
                                                      ===========         ===========         ===========
Net Income (loss) per share
  Basic                                              $   (0.0157)
                                                     ===========
Net Income (loss) per share -
  Diluted                                            $   (0.0157)
                                                     ===========


                 See accompanying Notes to Financial Statements.

                     Molichem Medicines, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
          For the Three Months Ended June 30, 2001 and 2000, Six Months
         Ended June 30, 2001 and 2000, Years Ended December 31, 2000 and
         1999, and period December 22, 1995 (Inception) to June 30, 2001

                                     Three Months Ended       Six Months Ended        Years Ended        December 22, 1995 to
                                           June 30,                June 30,           December 31,       June 30,  December 31,
                                      2001         2000        2001       2000       2000       1999       2001         2000
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------
                                   (Unaudited) (Unaudited) (Unaudited) (Unaudited) (Audited)  (Audited)  (Unaudited)  (Audited)
Cash Flows from Operating
 Activities:
  Net Income (loss)                $   (65,678) $ 154,565  $  (153,400) $ 170,483  $ (48,091) $(133,329) $  (597,787) $(444,387)
Adjustments to reconcile net
 loss to net
  Cash provided by operating
   activities:
    Depreciation and amortization          493      1,412        1,027      2,263      3,405      2,402       10,083      9,056
    Expenses paid in stock and
      options and stock options      1,158,440          -    1,158,440          -          -          -    1,275,846    117,406
    Legal fee paid in stock                  -          -       75,000          -          -          -       75,000          -
    Change in receivables                    -        811         (300)       561        955        313         (300)         -
    Change in prepaid expense           (1,539)     1,448          201     (1,016)    (3,353)    (1,450)      (4,602)    (4,803)
    Change in deferred tax asset      (356,287)         -     (364,588)         -          -          -     (364,588)         -
    Change in accounts payable               -          -            -    (17,250)   (17,250)    17,250            -          -
    Change in accrued expenses         348,934    (63,097)     333,744    (75,543)   (60,963)    83,784      391,617     57,872
    Change in other
      current liabilities                2,961      2,594     (122,903)     1,458    128,883      5,476       12,625    135,528
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------
Net cash provided by (used in)
  Operating activities               1,087,324     97,733      927,221     80,956      3,586    (25,554)     797,894   (129,328)
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------

Cash Flows from Investing
 Activities:
  Investment in property
   and equipment                        (7,418)         -       (8,249)      (165)      (165)    (9,194)     (20,316)   (12,066)
  Investing in intangible assets             -          -            -          -          -       (233)      (3,991)    (3,991)
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------
Net cash provided by (used by)
  Investing activities                  (7,418)         -       (8,249)      (165)      (165)    (9,427)     (24,307)   (16,057)
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------

Cash Flows from Financing
 Activities:
  Increase in long-term debt          (110,017)     3,483     (106,534)     6,966     13,931     25,103            -    106,534
  Additional paid-in capital                 -          -    1,500,422          -          -     (7,532)   1,602,997    102,575
  Cancellation of capital stock              -          -         (522)         -          -          -            -
Issuance of capital stock                  100          -          200          -          -         12        2,384      2,184
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------
Net cash provided by financing
  activities                          (109,917)     3,483    1,393,566      6,966     13,931     17,763    1,604,859    211,293
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------

Net increase in cash                   969,989    101,216    2,312,538     87,757     17,352    (17,218)   2,378,446     65,908

Cash at beginning of period          1,408,457     35,097       65,908     48,556     48,556     65,774            -          -
                                   -----------  ---------  -----------  ---------  ---------  ---------  -----------  ---------

Cash at end of period              $ 2,378,446  $ 136,313  $ 2,378,446  $ 136,313  $  65,908  $  48,556  $ 2,378,446  $  65,908
                                   ===========  =========  ===========  =========  =========  =========  ===========  =========

Non-cash transactions shares
  issued for services              $ 1,158,440  $      --  $ 1,243,440  $      --  $      --  $      --  $ 1,350,846  $ 117,406
                                   ===========  =========  ===========  =========  =========  =========  ===========  =========



                 See accompanying Notes to Financial Statements.

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
                 Consolidated Statement of Stockholders' Equity
           Period From Inception (December 22, 1995) to June 30, 2001


                                                    Common         Capital          Paid In         Accumulated
Inception to December 31, 1998 (unaudited):         Shares          Stock           Capital           Deficit           Total
                                                 ------------     ------------     ------------     ------------     ------------
December 22, 1995 - Founder's stock                 7,716,000     $        771     $        229            $   -     $      1,000
                                                 ------------     ------------     ------------     ------------     ------------
Balance, December 31, 1995                          7,716,000              771              229                -            1,000
January 1, 1996 Stock issued for cash               1,157,400              116           19,884                -           20,000
May 24, 1996 - Stock issued for cash                2,314,800              232           39,768                -           40,000
May 24, 1996 - Stock issued for services            1,872,442              188           32,168                -           32,356
Net loss December 31, 1996                                  -                -                -          (55,987)         (55,987)
                                                 ------------     ------------     ------------     ------------     ------------
Balance December 31, 1996                          13,060,642            1,307           92,049          (55,987)          37,369
April 9, 1997 - Stock issued for cash                 154,320               15           19,985                -           20,000
April 30, 1997 - Stock issued for cash                154,320               15           19,985                -           20,000
September 10, 1997 - Options issued
  in exchange for services                                  -                -           85,050                -           85,050
Net loss December 31, 1997                                  -                -                -         (141,012)        (141,012)
                                                 ------------     ------------     ------------     ------------     ------------
Balance, December 31, 1997                         13,369,282            1,337          217,069         (196,999)          21,407
July 20, 1998-Issued at $.00001437 per share        7,655,250              765              335                -            1,100
October 1 - December 24, 1998 - Private
  placement at $.00001437 per share                   695,932               70            9,930                -           10,000
Net loss December 31, 1998                                  -                -                -          (65,968)         (65,968)
                                                 ------------     ------------     ------------     ------------     ------------
Balance, December 31, 1998                         21,720,464            2,172          227,334         (262,967)         (33,461)
January 1, 1999 to December 31, 2000
   (audited):
January 5, 1999 - Private placement
  at $.00001437 per share                             118,309               12            1,688                -            1,700
Private placement offering costs                            -                -           (9,040)               -           (9,040)
Net loss December 31, 1999                                  -                -                -         (133,329)        (133,329)
                                                 ------------     ------------     ------------     ------------     ------------
Balance, December 31, 1999                         21,838,773            2,184          219,982         (396,296)        (174,130)
Net loss December 31, 2000                                  -                -                -          (48,091)         (48,091)
                                                 ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2000                         21,838,773            2,184          219,982         (444,387)        (222,221)
January 1, 2001 to June 30, 2001 (unaudited):
Contribution of stock back to
  corporation January 18, 2001                              -                -              522             (522)               -
Stock Cancellation January 18,2001                 (5,219,486)            (522)               -              522                -
Legal fees paid in stock January 18, 2001              50,000                5           74,995                -           75,000
Private placement - January 18, 2001                1,000,000              100        1,499,900                -        1,500,000
S corporation earnings (loss) prior
  to recapitalization charged
  to paid in capital                                        -                -         (440,744)         440,744                -
Stock options for 1,898,000 shares
  issued during 2001                                        -                -        1,158,440                -        1,158,440
Stock options exercised                                10,000              100                -                -              100
Net loss - June 30, 2001 (unaudited)                        -                -                -         (153,400)        (153,400)
                                                 ------------     ------------     ------------     ------------     ------------
                                                   17,679,287     $      1,867     $  2,513,095     $   (157,043)    $  2,357,919
                                                 ============     ============     ============     ============     ============

                 See accompanying Notes to Financial Statements.

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements


NOTE 1 - NATURE OF BUSINESS

         Molichem Medicines, Inc. (The "Company") was incorporated as Cortez Developments, Ltd. on July 20, 1998 under the laws of the State of Delaware. The Company had no operations prior to acquiring Molichem R&D, Inc. ("R&D") on January 18, 2001. R&D was incorporated on December 22, 1995 in North Carolina, and is a development stage enterprise whose activity is developing a new medication for the treatment of cystic fibrosis. The medication is currently in the Phase II of clinical trials. The Company is headquartered in Chapel Hill, NC.

NOTE 2 - RECAPITALIZATION - STOCK SPLIT:

         The Board of Directors of Molichem Medicines, Inc. on January 11, 2001, declared a 6.9593 for one common share stock split to shareholders of record on that date. All references to the number of shares and the per share amounts have been presented to reflect the effect of the split.

         CONTRIBUTION OF STOCK:

         On January 18, 2001, holders of 5,219,846 shares of common stock contributed shares to the Company. These shares were canceled on that date.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES:
         UNAUDITED INTERIM FINANCIAL INFORMATION

         The accompanying unaudited balance sheet as of June 30, 2001, the statements of operations and cash flows for the three months ended June 30, 2000 and 2001, the statements of operations and cash flows for the six months ended June 30, 2000 and 2001 and the statement of stockholders' equity for the period from of inception December 22, 1995 to June 30, 2001 are unaudited. The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and includes all adjustments, consisting of normal recurring adjustments, considered necessary for the fair presentation of the Company's financial position, results of operations and cash flows for the three months ended June 30, 2000 and 2001, and the six months ended June 30, 2000 and 2001. The results for the three and six months ended June 30, 2001 are not necessarily indicative of the operating results to be expected for the year ending December 31, 2001.

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements


         REVENUE RECOGNITION

         Revenue is recognized when revenue is realized or realizable and has been earned. Grant revenue is recognized when costs reimbursable under the grant are expended. Milestone payment revenues are recognized in full upon reaching the milestone. Other revenues are recognized when earned.

         GRANT REVENUE

         From its inception until the completion of its private placement financing in January 2001, the Company has been reliant upon government and private grants to fund the development of its new medication for the treatment of cystic fibrosis. The Company is still eligible for additional ongoing research grants. The Company has reflected as revenue all grants that the Company has received. Certain grants where the occurrence of future events may trigger a repayment obligation are discussed in Note 14, Commitments and Contingencies.

         MILESTONE PAYMENTS

         The Company has entered into a Joint Venture agreement with Intermune, Inc. for the development of its principle product. Pursuant to that contract, Intermune is obligated to make certain "milestone" payments to the Company upon completion of various defined stages of development of the product. These milestone payments are reflected as income when earned, as they represent non-refundable payments made as a result of the Company's past research and development efforts.

          RESEARCH COSTS

         The Company charges the direct costs of research and development such as laboratory expenses, clinical trial expenses to research costs. The Company does not allocate indirect costs such as building costs, utilities, administrative expenses to research costs. The Company does not conduct research and development for others, and all other research and development costs, both directly incurred or contracted to others, are charged to expense as incurred.

         STOCK AND STOCK OPTIONS

         The Company values compensatory stock options issued to employees in accordance with APB 25, which provides that compensatory stock options be valued at the quoted market price less any amount the employee is required to pay to acquire the stock covered by the option. Stock options issued to non-

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements

      STOCK AND STOCK OPTIONS (cont'd)

employees are valued at fair value, determined using the Black-Scholes option-pricing model, less any amount required to be paid by the recipient of the option. See note 9 for further disclosures.

      CASH AND CASH EQUIVALENTS FOR STATEMENT OF CASH FLOWS

         The Company treats debt securities with an original maturity of three months or less as equivalent to cash.

       USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         EARNINGS PER SHARE

         In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the former fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements. See Note 10 for more information regardi9ng the Earnings per Share calculations.

         COMPREHENSIVE LOSS

         There is no difference in the Company's historical net losses as reported and the comprehensive net losses for all periods presented.

         STATEMENT OF DEVELOPMENTAL STAGE OPERATIONS

         The Company merged its operations with Molichem R&D, Inc. on January 18, 2001. The business combination was accounted for at book value in a manner similar to a pooling of interests. The statements of development stage operations and of stockholders' equity have been restated to include the activities of Molichem R&D, Inc. from the inception of R&D on December 22, 1995 to June 30, 2001.

         NEW PRONOUNCEMENTS

         In June 2001, the FASB approved two new pronouncements: SFAS No. 141, "Business Combinations," and SFAS No. 142. "Goodwill and Other Intangible Assets." SFAS 141 applies to all business combinations with a closing date after June 30, 2001.

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements

         NEW PRONOUNCEMENTS (cont'd)

This statement eliminates the pooling -of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill.

         SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with a determinable useful life will be continue to be amortized. The amortization provisions apply to goodwill and other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. The Company will adopt SFAS 142 effective July 1, 2001.

NOTE 4 - PROPERTY AND EQUIPMENT

         Property, plant and equipment are stated at cost. Depreciation is computed using the modified accelerated cost recovery (MACRS) method for financial reporting purposes and amounted to, and $487 and $719 for the three months ended June 30, 2001 and 2000, $946 and $1,438 for the six months ended June 30, 2001 and 2000, and $2,876 and $1,850 in the years ended December 31, 2000 and 1999. The difference between the method used and the straight line method is not material to these statements.

NOTE 5 - PATENTS

         Patents are recorded at cost, and amortized over a 15 year period.

NOTE 6 - NOTES PAYABLE

         There were no notes payable at June 30, 2001. At December 31, 2000 notes payable consisted of the following:

         The Company borrowed $75,000 from the North Carolina Biotechnology Center. Interest accrued at 15% compounded annually. The note, together with all accrued interest is payable in full on May 1, 2003. On December 31, 2000 the total amount of interest and principal was $106,534. This note was repaid in full in May 2001.

         Notes payable at December 31, 2000 included an $80,000 non-interest bearing bridge financing note in October and November 2000 pending the completion of the Company's acquisition of Molichem R&D, Inc. (See Note 5). This note was repaid in January 2001.

NOTE 7 -   CONTRACT DEPOSIT AND LICENSING AGREEMENT

         The Company received a deposit of $50,000 in 2000 from Intermune, Inc. as an exclusive dealing binder from a prospective

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements


NOTE 7 -  CONTRACT DEPOSIT AND LICENSING AGREEMENT (cont'd)

product licensee, in exchange for which the Company agreed to refrain from negotiating product-licensing arrangements with any other party pending the conclusion of a final agreement. The final agreement includes profit-sharing provisions. The final agreement, which closed on May 11, 2001, was contingent on the Company obtaining additional financing from a party unrelated to the agreement. The Company obtained $1,500,000 of additional financing in exchange for 1,000,000 shares in a private placement on January 18, 2001. Upon completion of the private placement, the Company had fulfilled all of the terms and conditions of the exclusive dealing binder, and the deposit was taken into revenue as of that date. The licensing agreement provided, in principle part, for the non-refundable payment of $1,450,000 to the Company upon execution of the agreement, equally shared development and commercialization of the Company's products and for the fusion into the Company by Intermune of up to an additional $5,000,000 in milestone payments when as and if the Company attains certain defined milestones in the research and development of its principal product. As of June 30, 2001, Intermune has made $1,450,000 in non-refundable payments to the Company pursuant to the agreement in addition to the $50,000 exclusive dealing binder.

NOTE 8 - ACQUISITION OF MOLICHEM R&D, INC. ("R&D")

         On January 18, 2001, the shareholders of the Company approved a merger, structured as a recapitalization, of the Company and R&D which resulted in R&D becoming a wholly-owned subsidiary of the Company, with the shareholders of R&D owning approximately 75% of the merged entity after the merger. R&D shareholders received 13,369,282 shares of the Company stock for all of the issued and outstanding stock of R&D. The merger qualifies as a tax-free reorganization and was accounted for at book value as a reverse acquisition. Accordingly, the financial statements have been retroactively restated to include the results of R&D for all periods presented, and the statements report the shares received by the shareholders of R&D as if they had been outstanding for all periods presented.

NOTE 9 - STOCK OPTIONS AND WARRANTS

         At June 30, 2001, the Company had no formal stock based compensation plan. The Company has from time to time issued stock options and warrants as follows:

         On September 10, 1997, the Company issued options to purchase 131,248 shares of common stock at an exercise price of approximately $0.0013 per share (as adjusted for intervening stock splits and the merger of Molichem Medicines, Inc. with

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements


NOTE 9 - STOCK OPTIONS (cont'd)

Molichem R&D). These options are vested, 10,000 were exercised in 2001, and all expire September 9, 2007.

         On January 19, 2001, in connection with the merger of Molichem Medicines, Inc. with Molichem R&D, Inc., the Company issued options to purchase 778,000 shares of common stock at $1.50 per share. These options were vested upon issuance, none were exercised as of June 30, 2001, and all were outstanding at June 30, 2001. These options expire January 18, 2006.

         On January 19, 2001, in connection with the merger of Molichem Medicines, Inc. with Molichem R&D, Inc., the Company entered into employment agreements with key personnel. As a component of those agreements, the Company issued options to purchase 750,000 shares of stock at $1.50 per share. Of this amount, options for the purchase of 316,667 shares were vested upon issuance, an additional 20,000 vested between issuance and the June 30, 2001 balance sheet date, and the remaining 413,333 options vest at future dates. These options expire January 18, 2011.

         On January 19, 2001, in connection with the private placement of 1,000,000 shares of stock at $1.50 per share, the Company issued an additional 1,000,000 stock warrants with an exercise price of $1.50 per share.

         On June 22, 2001 and June 27, 2001, options to purchase 370,000 shares of stock at $1.50 per share were issued to employees and consultants of the company. These options are fully vested, and expire in June 2011.

         Options to purchase 10,000 shares of company stock at $0.01 per share were exercised in 2001.

         The stock options issued to employees in 2001 were valued at the quoted market price for the stock less any amount the employee is required to pay to acquire the stock covered by the option. Stock options issued to non-employees in 2001 was estimated at the date of grant using the Black-Scholes option pricing model, less any amount required to be paid by the recipient of the option, using the following assumptions:

         Expected stock price volatility                      90%
         Expected lives of options                        various
         Risk-free interest rate - 5 year options           3.50%
         Risk-free interest rate - 10 year options          5.00%
         Expected dividend yield                            none

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements

NOTE 9 - STOCK OPTIONS (cont'd)

         Information regarding these options for the first six months of 2001 is as follows:

                                                       Nonqualified options
                                                       --------------------
                                                                     Average
                                                                    Exercise
                                                       Shares        Price
                                                     ---------      --------
     Options outstanding at beginning of year          131,248       $0.0013
           Granted                                   1,898,000          1.50
           Exercised                                   (10,000)         0.01
           Cancelled or forfeited                           --            --
           Options outstanding at June 30, 2001      2,019,248          1.41
     Options exercisable at June 30, 2001            1,625,915          1.39



                         Options outstanding          Options exercisable
               Number       Weighted-                Number
               Outstanding  average      Weighted-   exercisable  Weighted
Ranges of      as of        remaining    average     as of        average
exercise       June 30,     contractual  exercise    June 30,     exercise
prices         2001         life         price       2001         price
--------       ----------   -----------  ---------  ---------- --------
 .0013 - 1.50   2,019,248     5.9 years   1.41       1,625,915   1.39


         Stock options issued to non-employees prior to 2001 were valued based upon the fair value of the goods or services received, as there was no market for the securities at the time of issue.

NOTE 10 - EARNINGS PER SHARE

         The computations of basic and diluted earnings per share from operations for each year were as follows:


                          Three Months         Six Months         Year Ended
                         Ended    June 30,    Ended June 30,      December 31,
                         2001      2000       2001      2000      2000    1999
                         ----      ----       ----      ----      ----    ----
Numerator:
Income (loss)        $ (65,678)  $ 155,125  $(153,400) $ 171,042 $ (48,091) $(133,329)

Denominator:
Denominator for
 Basic earnings
 Per share -
 weighted-average
 shares              17,674,557 8,469,486  16,807,865  8,469,486 8,469,486  8,468,189


                                   Three Months                   Six Months                 Year Ended
                                  Ended June 30,                 Ended June 30,              December 31,
                               2001           2000            2001           2000         2000           1999
                               ----           ----            ----           ----         ----           ----
Dilutive
 potential shares               --             131,248             --        131,248            --              --

Denominator for
 diluted earnings
 per share                  17,674,557       8,600,734      16,807,865      8,600,734      8,469,486       8,468,189

Basic earnings
 per share                $    (0.0037)      $  0.0183      $  (0.0091)     $  0.0202      $ (0.0057)      $ (0.0157)

Diluted earnings
 per share                $    (0.0037)      $ $ 0.0180     $   (0.0091)    $  0.0199      $ (0.0057)      $ (0.0157)





         For additional information regarding the warrants and the employee stock options, see Note 9.

         The following weighted average of warrants and options to purchase shares of common stock were outstanding during each period, but were not included in the computation of diluted earnings per share because the Company realized a loss during the period, and therefore the effect would be antidilutive:


                              Three Months                 Six Months                Year Ended
                              Ended June 30,              Ended June 30,             December 31,
                            2001          2000          2001           2000          2000     1999
                         ---------      ---------     ---------       -------      -------    ------

Number of options        1,689,468         --          1,530,928          --       131,248    131,248
Number of
 Warrants                1,000,000         --            906,077          --         --         --

Total potential
  Shares                 2,689,468         --          2,437,005          --       131,248    131,248

NOTE 11 - INCOME TAXES

         The Company uses the liability method to account for income taxes as required SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records valuation allowances related to income tax assets when, in the opinion of management, it is more likely than not that some or all of the benefit of those assets will not be realized.

         The Company has provided for a deferred tax asset in the amount of $364,588 at June 30, 2001. This results from net operating losses which management believes will be deductible against profits realized in future periods.

                    Molichem Medicines, Inc. and Subsidiary
                         (A Development Stage Company)
       (Information as of June 30, 2001 and for the Three and Six Months
                       Ended June 30, 2001 is Unaudited)

                   Notes to Consolidated Financial Statements


NOTE 11 -  INCOME TAXES (cont'd)

         The Company has not provided for tax expense or a deferred tax benefit in connection with the operations of Molichem R&D, Inc. occurring prior to the merger with Molichem Medicines, Inc. on January 18, 2001. Prior to the merger, Molichem R&D, Inc. was an S Corporation. As a result of this status, the shareholders of Molichem R&D, Inc. included their Company's income or loss in their federal and state income tax returns.


NOTE 12 -  RELATED PARTY TRANSACTIONS

         The Company rents its corporate headquarters from its principal shareholder pursuant to a month-to-month written lease. Rent was charged to the Company at the rate of $1,450 per month.

NOTE 13 -  INTEREST EXPENSE

         The Company incurred interest expense of $2,858 and $3,483 during the three months ended June 30, 2001, $6,341 and $6,966 during the six months ended June 30, 2001, and $13,931 and $17,603 during the years ended December 31, 2000 and 1999 respectively. The Company paid $37,875 in interest during the three and six month periods ended June 30, 2001, and paid no interest during the other periods reported.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

         The Company is committed to pay royalties to various parties on the sale of its cystic fibrosis and sepsis medications should it succeed in bringing the product to market. In exchange for its agreement to pay royalties, the Company obtained the license or assignment of various patents needed to bring its product to market, or obtained grant financing for its research. The Company's agreement to pay royalties totals 3.67% of the net selling price of the cystic fibrosis medication, and 2.00% of the selling price for the sepsis medication.

         The Company is contingently liable to repay research grants that it received from the Cystic Fibrosis Foundation if the Food and Drug Administration approves its cystic fibrosis drug, Duramycin, for marketing. As of June 30, 2001, the Company received $786,560 in grants from the foundation. Repayment, if required, would be due 60 days from the date of FDA approval.

                                    PART II.

ITEM 24.          Indemnification of Directors and Officers.

         The Delaware General Corporation Law provides for the indemnification of the officers, directors, and corporate employees and agents of MoliChem Medicines, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS;
INSURANCE.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines ,and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

         (c) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this II-1 section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, it is the opinion of the commission that such indemnification is against public policy as expressed in the securities act and is therefore unenforceable.

ITEM 25.          Other Expenses of Issuance and Distribution



SEC Registration Fee                                      $  4,978.33 *
Blue Sky Fees and Expenses                                   4,000.00 **
Legal Fees and Expenses                                     47,000.00 **
Printing and Engraving Expenses                             18,500.00 **
Accountants' Fees and Expenses                              35,000.00 **
Miscellaneous                                                    0.00

---------------------------
*    Paid with original filing.
**   Estimated.


ITEM 26.          Recent Sales of Unregistered Securities.


         In January, 2001, the Registrant issued 1,000,000 units, each unit consisting of one share of common stock and one common stock purchase warrant in a private placement for $1,500,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50. The issuance was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock and warrant certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

         In connection with the merger, the Registrant issued 13,369,282 shares of common stock to the stockholders of MoliChem R&D, Inc., a North Carolina corporation. The issuance was exempt from registration under Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an opinion of competent counsel has identified an exemption therefrom.


ITEM 27.          Exhibits.




Exhibit No.       Description
-----------       -----------
       *3.1       Certificate of Incorporation of MoliChem Medicines
       *3.2       Amendment to Certificate of Incorporation of MoliChem Medicines
      **3.3       First Amended and Restated Bylaws of MoliChem Medicines
       *4.1       Form of common stock Certificate of MoliChem Medicines
      **5.1       Opinion of Kaplan Gottbetter & Levenson, LLP
       *9.1       Stockholders Voting Agreement and Irrevocable Proxy dated January 18, 2001 among Alfred G. Childers, Robert J. Harvey, Luis Molina, W. Lowry Caudill, John
                  E. & Cynthia M. Shackles, and Dacha Capital Inc.
      *10.1       Employment Agreement dated January 30, 2001 between MoliChem Medicines and
                  Luis Molina
      *10.2       Employment Agreement dated January 30, 2001 between MoliChem Medicines and
                  Terry Williams
     **10.3       Technology Transfer and Custom Services Agreement dated March 23, 2001 between Apotex Fermentation Inc. and MoliChem R&D, Inc.
    ***10.4       Exclusive Development and Commercialization Agreement dated May 11, 2001 among InterMune and us
      *10.5       Form of Option Agreement
     **10.6       Employment Agreement dated as of April 1, 2001 between MoliChem R&D and
                  Gilles Cloutier
     **10.7       Employment Agreement dated as of September 17, 2001 between MoliChem R&D and Ronald Keeney
     **10.8       Europa Center Office Lease dated July 2, 2001 between Europa
                  Center, LLC and MoliChem R&D, Inc.
   ****11         Statement of Computation of Per Share Earnings
     **15.1       Letter on unaudited interim financial information
      *21         List of Subsidiaries
     **23.1       Consent of Kaplan Gottbetter & Levenson, LLP (included in Exhibit 5)
     **23.2       Consent of Rogoff & Co., P.C.


------------------

     * Previously filed.
    ** Filed herewith.
   *** Filed herewith. Subject to request for confidential treatment. **** Included in the Financial Statements.

ITEM 28.          Undertakings

         The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or change material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


         In accordance with the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, State of New York, on October 4, 2001.


                                MoliChem Medicines, Inc.
                                (Registrant)

                                By:  /s/Luis Molina
                                     -----------------------------
                                     Luis Molina, Ph.D.
                                     President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Luis Molina, Ph.D., President and Chief Executive Officer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.



               /s/Gilles Cloutier                       Chairman of the Board,                October 4, 2001
 ------------------------------------------      Chief Business Officer, and Director         ---------------
               Gilles Cloutier                                                                    (Date)

                  /s/Luis Molina                      President, Chief Executive              October 4, 2001
    ------------------------------------------           Officer and Director                 ---------------
             Luis Molina, Ph.D.                                                                   (Date)

                /s/Terry Williams                              Secretary                      October 4, 2001
  -----------------------------------------                                                   ---------------
               Terry Williams                                                                     (Date)

                /s/Ronald Keeney                     Executive V.P., Chief Medical            October 4, 2001
  ----------------------------------------               Officer and Director                 ---------------
                Ronald Keeney                                                                     (Date)

          /s/ Vatche Tchakmakian                               Director                       October 4, 2001
    ------------------------------------                                                      ---------------
             Vatche Tchakmakian                                                                   (Date)

                /s/ Jacques Gagne                              Director                       October 4, 2001
  ----------------------------------------                                                    ---------------
                Jacques Gagne                                                                     (Date)

                                  EXHIBIT INDEX




Exhibit No.       Description
-----------       -----------
       *3.1       Certificate of Incorporation of MoliChem Medicines
       *3.2       Amendment to Certificate of Incorporation of MoliChem Medicines
      **3.3       First Amended and Restated Bylaws of MoliChem Medicines
       *4.1       Form of common stock Certificate of MoliChem Medicines
      **5.1       Opinion of Kaplan Gottbetter & Levenson, LLP
       *9.1       Stockholders Voting Agreement and Irrevocable Proxy dated January 18, 2001 among Alfred G. Childers, Robert J. Harvey, Luis Molina, W. Lowry Caudill, John
                  E. & Cynthia M. Shackles, and Dacha Capital Inc.
      *10.1       Employment Agreement dated January 30, 2001 between MoliChem Medicines and
                  Luis Molina
      *10.2       Employment Agreement dated January 30, 2001 between MoliChem Medicines and
                  Terry Williams
     **10.3       Technology Transfer and Custom Services Agreement dated March 23, 2001 between Apotex Fermentation Inc. and MoliChem R&D, Inc.
    ***10.4       Exclusive Development and Commercialization Agreement dated May 11, 2001 among InterMune and us
      *10.5       Form of Option Agreement
     **10.6       Employment Agreement dated as of April 1, 2001 between MoliChem R&D and
                  Gilles Cloutier
     **10.7       Employment Agreement dated as of September 17, 2001 between MoliChem R&D and Ronald Keeney
     **10.8       Europa Center Office Lease dated July 2, 2001 between Europa
                  Center, LLC and MoliChem R&D, Inc.
   ****11         Statement of Computation of Per Share Earnings
     **15.1       Letter on unaudited interim financial information
      *21         List of Subsidiaries
     **23.1       Consent of Kaplan Gottbetter & Levenson, LLP (included in Exhibit 5)
     **23.2       Consent of Rogoff & Co., P.C.



------------------

     * Previously filed.
    ** Filed herewith.
   *** Filed herewith. Subject to request for confidential treatment. **** Included in the Financial Statements.




                                       E-1